UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Amphenol Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING and PROXY STATEMENT

CORPORATION

AMPHENOL CORPORATION 358 HALL AVENUE P.O. BOX 5030 WALLINGFORD, CONNECTICUT 06492-7530

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE

11:00 a.m., Wednesday, May 22, 2013

PLACE

Corporate Headquarters
Conference Center
358 Hall Avenue
Wallingford, CT 06492
(203) 265-8900

AGENDA

1.
To elect six directors as named and for terms indicated in the Proxy Statement.

2.
To ratify the selection of Deloitte & Touche LLP as independent accountants.

3.
To conduct an advisory vote on compensation of named executive officers.

4.
To transact such other business, including action on one stockholder proposal, as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Edward C. Wetmore
Vice President, Secretary and General Counsel

April 29, 2013

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 22, 2013: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/APH.

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2013 Proxy Summary

        This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., Wednesday, May 22, 2013
• Place	Corporate Headquarters Conference Center 358 Hall Avenue Wallingford, CT 06492
• Record Date	March 25, 2013
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

		Board Vote Recommendation	Page References (for more detail)
Election of Six Directors		FOR EACH DIRECTOR NOMINEE	6-18
Other Management Proposals
•	Ratification of Deloitte & Touche LLP as independent accountants for 2013	FOR	22-24
•	Advisory vote on compensation of named executive officers	FOR	25-53
Stockholder Proposal
•	Special shareowner meeting right	AGAINST	55-57
Transact other business that properly comes before the meeting.

Board Nominees

Committee Memberships
	Director Tenure	Principal Occupation	Experience/ Qualifications							Other Public Company Boards
Name				Independent	AC	CC	EC	NCGC	PC
Stanley L. Clark	Since 2005	CEO of Goodrich, LLC	- Leadership - Finance - Global - Industry	Y	X	X			C
David P. Falck	Since 2013	Executive Vice President and General Counsel Pinnacle West Capital Corporation	- Leadership - Compliance - Risk Management	Y				X
Edward G. Jepsen	1989-1997; Since 2005	CEO of Coburn Technologies, Inc.	- Leadership - Finance - Global - Industry	Y	C,F			X	X	ITC Holdings Corp.
Andrew E. Lietz (Presiding Director)	Since 2001	Former CEO of Hadco Corporation	- Leadership - Global - Industry	Y		X	X	C		Safeguard Scientifics, Inc.
Martin H. Loeffler (Chairman)	Since 1987	Former CEO of Amphenol Corporation	- Leadership - Global - Industry	N
John R. Lord	Since 2004	Former CEO and Chairman of Carrier Corporation	- Leadership - Global - Operations	Y		C	X	X

AC
Audit Committee

C
Chair

CC
Compensation Committee

EC
Executive Committee

F
Financial Expert

NCGC
Nominating/Corporate Governance Committee

PC
Pension Committee

Attendance	In 2012, each of the Company's director nominees attended 100% of the Board and the Committee meetings on which he sits.
Director Elections	Each director nominee is elected by a majority of votes cast.

Governance

        The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired Principles, Code or Charter. Printed copies will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

Executive Compensation

        At the 2012 annual meeting of stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 97% of the shares voted being cast in favor of the proposal. These programs and policies remain intact, as described in detail beginning on page 25. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards (with 20% vesting each year over a five year period, except that vesting may be accelerated in cases of death, disability, retirement or a change in control), insurance benefits and retirement benefits.

        Compensation packages for the named executive officers emphasize at-risk, performance-based elements. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers' compensation be geared to reward performance that generates long-term stockholder value.

        For the Company's Chief Executive Officer, fixed compensation elements such as salary, change in pension value and "all other compensation" comprised approximately 17% of his total 2012 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 83% of his total 2012 compensation. These at-risk elements include stock options granted at market price which only increase in value if the Company's share price increases after the grant date (the value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 37). The other at-risk compensation is incentive plan compensation which historically has required year-over-year operating income growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate long-term stockholder value, and rewards the Chief Executive Officer when Company revenues and operating income grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 34% of total 2012 compensation while at-risk compensation comprised approximately 66% of total 2012 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, change in pension value and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenues and operating income.

        The Board believes this compensation system is a valuable tool contributing to the Company's continuing success.

2012 Performance Highlights

        In 2012, Company revenue, adjusted operating income and adjusted diluted EPS increased by 9%, 10% and 14%, respectively, over 2012 levels while the Company was able to achieve adjusted operating margins of 19.3% (adjustments to GAAP financial measures are explained in more detail on page 31.

Other Company Proposals

        1.    Ratification of selection of Deloitte & Touche as independent accountants.    As a matter of good governance, the Board is asking stockholders to ratify the selection of Deloitte & Touche LLP as the Company's independent accountants for 2013.

        2.    Advisory vote to approve compensation of named executive officers.    The Board is asking stockholders to approve on an advisory basis the compensation of the Company's named executive officers. The Board recommends a FOR vote because it believes the compensation policies and practices of the

v

Company, as described in the Compensation Discussion and Analysis beginning on page 25, are effective in helping to achieve the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the named executive officers' long-term interest with those of the stockholders and motivating these executives to remain with the Company for long and productive careers.

Other Proposals

        For a description of a stockholder proposal and the Board's recommendation, please see discussion beginning on page 55 of the proxy statement.

2014 Annual Meeting

Deadline for stockholder proposals to be included in the proxy statement for the 2014 annual meeting of stockholders.	December 30, 2013

PROXY STATEMENT

        This Proxy Statement (first mailed to stockholders on or about April 29, 2013) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Conference Center at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 22, 2013 (the "Annual Meeting").

RECORD DATE

        The Board of Directors of the Company (the "Board") has fixed the close of business on March 25, 2013 as the Record Date for the 2013 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. At the Record Date, there were 159,588,483 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this Proxy Statement is solicited on behalf of the Board for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders in person or by proxy of a majority of the shares of Common Stock entitled to be voted at the Annual Meeting shall constitute a quorum.

        Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares of Common Stock entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. Where a choice has not been specified on the proxy card, the proxy will be voted in accordance with the recommendations of the Board. If other matters are properly presented for consideration at the Annual Meeting, the proxy holders appointed by the Board (who are named in your proxy card if you are a registered stockholder) will have the discretion to vote on those matters for you in accordance with their best judgment.

        The Company has adopted a majority vote standard in director elections. To be elected a director nominee must receive more "For" votes than "Against" votes. Abstentions and "broker non-votes" will have no effect on the election of directors. Stockholders may vote "For" or "Against" each of the other proposals, or may abstain from voting. The affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of all other items. A stockholder who signs and submits a proxy is "present", so an abstention will have the same effect as a vote "Against" all items other than the election of directors. "Broker non-votes", if any, will have no effect other than being treated as votes cast for purposes of establishing a quorum. Votes on each of the other proposals are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations.

        The inspectors of election appointed for the Annual Meeting with the assistance of the Company's transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

        The Company pays the cost of preparing, printing, assembling and mailing this proxy soliciting material. The Company has engaged the firm of Georgeson Inc. to assist in the distribution of this Notice of 2013 Annual Meeting and Proxy Statement and will pay Georgeson its out of pocket expenses for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Georgeson Inc. has also been retained to assist in soliciting proxies for a fee not expected to exceed $13,000, plus distribution costs and other costs and expenses. Proxies may also be solicited from some stockholders personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of December 31, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA 02109	15,203,532	(1)	9.51%
The Bank of New York Mellon Corporation One Wall Street, 31st Floor New York, NY 10286	9,742,449	(2)	6.10%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,636,414	(3)	6.03%
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, CA 90071	8,700,000	(4)	5.44%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	8,543,586	(5)	5.35%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	8,181,535	(6)	5.12%

(1)
The Schedule 13G filed by such beneficial owner on February 14, 2013 for the year ended December 31, 2012 indicates that it has (i) sole voting power over 996,137 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 15,203,532 shares and (iv) shared dispositive power over 0 shares.

(2)
The Schedule 13G filed by such beneficial owner on February 4, 2013 for the year ended December 31, 2012 indicates that it has (i) sole voting power over 7,671,028 shares, (ii) shared voting power over 2,149 shares, (iii) sole dispositive power over 9,385,307 shares and (iv) shared dispositive power over 6,512 shares.

(3)
The Schedule 13G filed by such beneficial owner on February 11, 2013 for the year ended December 31, 2012 indicates that it has (i) sole voting power over 279,483 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 9,366,131 shares and (iv) shared dispositive power over 270,283 shares.

(4)
The Schedule 13G filed by such beneficial owner on February 13 2013 for the year ended December 31, 2012 indicates that it has (i) sole voting power over 8,700,000 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 8,700,000 shares and (iv) shared dispositive power over 0 shares.

(5)
The Schedule 13G filed by such beneficial owner on February 14, 2013 for the year ended December 31, 2012 indicates that it has (i) sole voting power over 8,328,586 shares, (ii) shared voting power over 215,000 shares, (iii) sole dispositive power over 8,328,586 shares and (iv) shared dispositive power over 215,000 shares.

(6)
The Schedule 13G filed by such beneficial owner on January 30, 2013 for the year ended December 31, 2012 indicates that it has (i) sole voting power over 8,181,535 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 8,181,535 shares and (iv) shared dispositive power over 0 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 25, 2013 by each director, the named executive officers (listed in the Summary Compensation Table on page 37) and by all executive officers and directors of the Company as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Gary A. Anderson	315,600	(1)	*
Ronald P. Badie	77,013	(2)(3)	*
Stanley L. Clark	9,013	(2)(3)	*
David P. Falck	616	(2)	*
Edward G. Jepsen	109,013	(2)	*
Andrew E. Lietz	56,324	(2)	*
Martin H. Loeffler	532,946	(2)(4)	*
John R. Lord	23,013	(2)	*
R. Adam Norwitt	1,026,896	(1)	*
Zachary W. Raley	240,600	(1)	*
Diana G. Reardon	363,600	(1)	*
Dean H. Secord	56,521	(2)	*
Luc Walter	245,964	(1)	*
All executive officers and directors of the Company as a group (21 persons)	3,693,611		2.31%

*
Less than one percent.

(1)
The share ownership amounts in this table include 896 shares and 4,364 shares owned by Messrs. Norwitt and Walter, respectively, as well as 1,026,000, 363,600, 315,600, 240,600 and 241,600 shares, respectively, which are not owned by Mr. Norwitt, Ms. Reardon, Messrs. Anderson, Raley and Walter but which would be issuable upon the exercise of stock options pursuant to the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which are exercisable or would be exercisable within 60 days of March 25, 2013. The share ownership amounts in this table also include 145,000 and 60,000 shares for Mr. Norwitt and Ms. Reardon, respectively, which are issuable upon the exercise of stock options held by family trusts for which he or she has shared voting and investment power. Such shares are not owned by the trusts, but the options relating to the shares are held by the trusts and are exercisable or would be exercisable within 60 days of March 25, 2013.

(2)
The share ownership amounts in this table include 4,000, 100,000, 47,311, 163,933, 14,000 and 7,508 shares which are owned directly by Messrs. Badie, Jepsen, Lietz, Loeffler, Lord and Secord, respectively. The 100,000 shares of Common Stock owned by Mr. Jepsen reflected in this table have been pledged as security. Pursuant to the pledge arrangement, Mr. Jepsen has the power to vote or direct the voting of the shares and he has the power to dispose or direct the disposition of the shares. The share ownership amount for Mr. Secord includes 1,000 shares of Common Stock owned directly by his spouse. The table also includes 70,666, 6,666, 6,666, 6,666, 6,666 and 46,666 shares which are not owned by Messrs. Badie, Clark, Jepsen, Lietz, Lord and Secord, respectively, but which would be issuable upon the exercise of stock options pursuant to the Amended 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan") which are exercisable or would be exercisable within 60 days of March 25, 2013. Additionally, this table includes 2,347 shares of restricted stock owned by each of Messrs. Badie, Clark, Jepsen, Lietz, Loeffler, Lord and Secord and 616 shares of restricted stock owned by Mr. Falck, which vest within 60 days of March 25, 2013.

(3)
The share ownership amounts for Messrs. Badie and Clark reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Non-employee Director Compensation for the 2011 Fiscal Year" beginning on page 16. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2013, including credit for dividends, is 9,446 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation account as of April 1, 2013, including credit for dividends, is 8,305 unit shares. Commencing with the fourth quarter 2009, Messrs. Badie and Clark elected to receive their quarterly director's fees in cash in lieu of shares. As long as the election to receive quarterly director's fees in cash in lieu of shares continues, the cumulative balance in each of Messrs. Badie and Clark's Director's Deferred Compensation account will only increase by the number of shares credited for dividends.

(4)
The table also includes 366,666 shares which are not owned by Mr. Loeffler, but which would be issuable upon the exercise of stock options which are exercisable or would be exercisable within 60 days of March 25, 2013. Of these 366,666 shares, 360,000 would be issuable upon the exercise of stock options granted pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and 6,666 shares would be issuable upon the exercise of stock options granted pursuant to the Director's Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based solely upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that during fiscal year 2012 all executive officers and directors of the Company filed all required reports on a timely basis, except that on August 22, 2012 a Form 4 was filed with the SEC reporting an exercise of stock options granted pursuant to the Director's Stock Option Plan which was inadvertently not previously reported by Mr. Clark. The report was filed the day after the filing deadline.

 PROPOSAL 1. ELECTION OF DIRECTORS

        The Amended and Restated Certificate of Incorporation and the By-Laws of the Company, taken together, provide for a Board consisting of not less than three or more than 15 directors. Currently, the number of directors of the Company is nine. Historically, directors have been elected for terms of three years, with approximately one-third of the directors subject to election each year. At the 2012 Annual Meeting of Stockholders the stockholders approved a Company proposal to eliminate the classification of the Board over a two-year period commencing with the directors elected at that meeting. Accordingly, action will be taken at the Annual Meeting for the election of six directors: Stanley L. Clark, David P. Falck, Edward G. Jepsen, Andrew E. Lietz, Martin H. Loeffler, and John R. Lord for a term of one year that will expire at the 2014 Annual Meeting. Three directors are continuing in office with terms expiring in 2014: Ronald P. Badie, R. Adam Norwitt and Dean H. Secord.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Messrs. Clark, Falck, Jepsen, Lietz, Loeffler and Lord except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use his/her discretion to vote for a substitute.

        Certain information regarding all directors, including individual experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on the Board is set forth below. The Company's goal is to assemble a Board that works together and with management to deliver long term stockholder value. The Company believes that the nominees and directors set forth below, each of whom is currently a director of the Company, possess the skills and experience necessary to guide the Company in the best interests of its stockholders. The Company's current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are collegial yet independent in their thinking, and have demonstrated the willingness to make the time commitment necessary to be informed about the interconnect industry and the Company, including its customers, suppliers, competitors, stockholders and management. Members of the Board also have extensive experience in the management of public companies, risk assessment, accounting and finance and global business practices and operations.

        The following information details offices held and other business directorships during the past five years, as well as the classes and terms of all continuing directors and the proposed nominee directors. Beneficial ownership of equity securities of the continuing directors and the proposed nominee directors is shown under the caption "Security Ownership of Management" on page 4.

PROPOSED NOMINEE DIRECTORS FOR ELECTION IN 2013

Stanley L. Clark

Mr. Clark, age 69, has been a Director since January 2005. Mr. Clark has been Chief Executive Officer and Trustee of Goodrich, LLC since 2001, a role which provides him excellent insight into a broad range of markets and investment perspectives as well as financial analysis, which are of particular value in his roles as Chairman of the Pension Committee and a member of the Audit Committee. He gained significant experience in general management of a complex manufacturing organization as chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Prior to working at Simplex Time Recorder Company, he held various positions with Raytheon Company over a period of 17 years, including service as the corporate group vice president for the commercial electronics group and as a director of New Japan Radio Company, a joint venture between Raytheon Company and Japan Radio. Mr. Clark also served four years in the United States Navy. He brings to the Board international experience as well as an understanding of the defense industry, an important market for the Company. Mr. Clark is Chairman of the Pension Committee and is a member of the Audit Committee and the Nominating/Corporate Governance Committee of the Company. He has not served on the board of directors of any other public company during the last five years.

David P. Falck

Mr. Falck, age 60, has been a Director since January 2013. Mr. Falck has more than 30 years of experience as a legal advisor to public and private companies. Mr. Falck has been Executive Vice President and General Counsel of Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company where he oversees all facets of the company's legal affairs as well as the company's state and federal public affairs groups since 2009. From 2007 to 2009, he was senior vice president, law for New Jersey-based Public Service Enterprise Group Inc. and served as a member of its executive group. From 1987 to 2007, Mr. Falck was a partner in the New York office of Pillsbury Winthrop Shaw Pittman LLP where his practice concentrated in mergers and acquisitions, financing and strategic advice for a range of clients in the manufacturing, energy and telecommunications industries in the U.S. and abroad, including Amphenol Corporation. Mr. Falck is a member of the Nominating/Corporate Governance Committee of the Company.

Edward G. Jepsen

Mr. Jepsen, age 69, has been a Director since January 2005. Mr. Jepsen also served as a Director of the Company from 1989 through 1997. Mr. Jepsen has been Chief Executive Officer of Coburn Technologies, Inc., a manufacturer of lens processing systems and equipment for the ophthalmic industry, since December 2010. Mr. Jepsen was employed as a non-executive Advisor to the Company from January 2005 through his retirement in December 2006. He was executive vice president and chief financial officer of the Company from 1989 through 2004. During his time as chief financial officer of the Company, Mr. Jepsen gained a deep familiarity with the operations, markets, technologies and other business matters of the Company, and in particular a comprehensive understanding of the Company related to accounting, auditing and controls. In addition, Mr. Jepsen brings to the Board significant experience in public accounting and auditing acquired as a partner at PricewaterhouseCoopers LLP prior to joining the Company. Mr. Jepsen is Chairman of the Audit Committee and is a member of the Nominating/Corporate Governance Committee and Pension Committee of the Company. Mr. Jepsen also currently serves as a director and member of the audit and finance committee and nominating/corporate governance committee of ITC Holdings Corp. In the past five years, but not currently, Mr. Jepsen served as a director and chairman of the audit and finance committee and member of the compensation committee of Gerber Scientific, Inc. and as a director of TRC Company,  Inc.

Andrew E. Lietz

Mr. Lietz, age 74, has been a Director since January 2001. Mr. Lietz was managing director of Rye Capital Management,  LLC where he managed a portfolio of investments, gaining insight into a wide variety of industries from 2000 until his retirement in 2009. He was president and chief executive officer of Hadco Corporation from 1995 until 2000. During his tenure at Hadco, Mr. Lietz managed a global technology manufacturing business, providing him with a deep understanding of products, technology, markets and international dynamics. He is Chairman of the Nominating/Corporate Governance Committee and a member of both the Executive Committee and the Compensation Committee of the Company. In addition, he serves as Presiding Director of the Company. Mr. Lietz currently acts as Chairman of the Board of Safeguard Scientifics, Inc., where he also serves on the Compensation Committee and the Capital Management Committee. In the past five years, but not currently, Mr. Lietz served as a director of Omtool, Ltd. He also served on the Board of Trustees of the University System of New Hampshire from 2001 to 2008.

Martin H. Loeffler

Mr. Loeffler, age 68, has been a Director since December 1987 and Chairman of the Board since May 1997. He had been an employee of the Company for 37 years when he retired on December 31, 2010. He was executive chairman of the Company from 2009 to 2010, chief executive officer of the Company from 1996 to 2008 and president of the Company from 1987 to 2007. Prior to assuming the position of president, he oversaw the Company's international operations, and prior to that served in general management and operations roles in several European countries. He has a technology background with a PhD in physics and experience as a researcher in the field of semiconductors. His leadership, market knowledge, technology background, international and other business experience are of tremendous value to the Company in his role on the Board. Mr. Loeffler has not served on the board of directors of any other public company during the last five years.

John R. Lord

Mr. Lord, age 69, has been a Director since March 2004. Mr. Lord served as the non-executive chairman of Carrier Corporation from 2000 through 2006. Mr. Lord was president and chief executive officer of Carrier Corporation, a division of United Technologies Corporation, from 1995 until his retirement in 2000. Mr. Lord served in a variety of other executive and general management roles at United Technologies between 1975 and 1995. During his more than 25 year career at United Technologies, Mr. Lord gained significant manufacturing, general management, and global management experience, including spending three years based in Asia, one of the Company's most important regions. He was also very involved in personnel development at United Technologies, providing him with insight into management development and compensation issues which is of great value to the Company. He is Chairman of the Compensation Committee and is a member of the Executive Committee and of the Nominating/Corporate Governance Committee of the Company. In the past five years, but not currently, Mr. Lord served as a director and member of the audit and finance committee and chairman of the compensation committee of Gerber Scientific, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

 DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2014

Ronald P. Badie

Mr. Badie, age 70, has been a Director since July 2004. Mr. Badie retired from Deutsche Bank Alex. Brown (now Deutsche Bank Securities) in 2002, at which time he was vice chairman. He also held several executive positions with its predecessor, Bankers Trust Company. From 2004 to the present, he has acted as a senior advisor to Hadley Partners, a firm providing M&A advisory, private placement and financial advisory services. Mr. Badie's extensive experience in the investment banking industry is extremely valuable to the Company, in particular with respect to his insight into merger & acquisition and capital markets related matters. He is Chairman of the Executive Committee and is a member of the Audit Committee and the Pension Committee of the Company. Mr. Badie currently serves as Director and Chairman of the Compensation Committee and member of the Audit Committee of Nautilus, Inc. In the past five years, but not currently, Mr. Badie served as lead independent director and as member of the audit committee of Merisel, Inc. and as a director, chairman of the nominating/corporate governance committee and a member of the compensation and audit committees of Obagi Medical Products, Inc.

R. Adam Norwitt

Mr. Norwitt, age 43, has been a Director since January 2009, and an employee of the Company for approximately 14 years. He has been President since 2007 and Chief Executive Officer since 2009. Mr. Norwitt was chief operating officer of the Company from 2007 through 2008. He was senior vice president and group general manager, worldwide RF and microwave products division of the Company during 2006 and vice president and group general manager, worldwide RF and microwave products division of the Company from 2004 until 2006. Prior thereto, Mr. Norwitt served as group general manager, general manager and business development manager with various operating groups in the Company, including approximately five years resident in Asia. Mr. Norwitt has a juris doctor degree and trained as a corporate lawyer prior to joining the Company. He also has an MBA degree. He has studied in the United States, Taiwan, China and France. His vision, leadership, market knowledge, merger & acquisition experience, international exposure and other business experience are of significant value to the Company. Mr. Norwitt has not served on the board of directors of any other public company during the last five years.

Dean H. Secord

Mr. Secord, age 77, has been a Director since March 2002. Since 2001, Mr. Secord has served as an independent business consultant, primarily to the insurance industry, where he has gained in-depth exposure to a broad range of global business, risk management and internal control issues. Mr. Secord brings to the Board tremendous depth of knowledge of public accounting, in addition to exposure to a diverse array of companies and accounting issues, developed as an international audit partner of PricewaterhouseCoopers LLP prior to his retirement in 2001. At that firm, he held several leadership and managerial positions and was responsible for the audits of a number of complex global companies. Mr. Secord served as chairman of the audit committee of the Company from 2003 to 2010. He continues as a member of the Audit Committee. Mr. Secord has not served on the board of directors of any other public company during the last five years.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD

Governance Principles

        Amphenol Corporation's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee of the Board. The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board are reviewed at least annually and revised as warranted. Amphenol Corporation's Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries. The principles, code and charters can be accessed via the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" then the desired principles, code or charter. Printed copies of the Company's most current Governance Principles, the Code of Business Conduct and Ethics and the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

Director Independence

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has confirmed that all of the directors are independent of the Company and its management with the exception of Messrs. Loeffler and Norwitt each of whom is considered an inside director because of his current or recent employment with the Company. Mr. Loeffler retired from the Company in December 2010. In consideration of the Company's Governance Principles, as well as the NYSE Listing Standards, the Board will not consider his independence as a director prior to January 2014, the third anniversary of his retirement.

Leadership Structure

        Mr. Loeffler is Chairman of the Board and Mr. Lietz is the Board's Presiding Director. As Presiding Director, Mr. Lietz has the authority to call, schedule and chair executive sessions of the independent directors. After each executive session the Presiding Director communicates with the Chairman of the Board and/or the Chief Executive Officer, to provide feedback and to effectuate the decisions and recommendations of the independent directors.

        The Board of Directors has determined that at the present time, its current leadership structure, including an independent Presiding Director, a Chairman of the Board who was an employee of the Company for 37 years and a Chief Executive Officer who is an inside director, is appropriate and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs. The independent Presiding Director provides a means for the Board to operate independently of management, as necessary or desirable. This structure also allows the Board to draw upon the skills and 37 years of Company employment experience of a Chairman, who can ensure that the independent directors' attention is devoted to the issues of greatest importance to the Company and its stockholders, while permitting the Chief Executive Officer to deliberate as part of the Board about the strategic direction, ongoing business operations and finances of the Company. Historically, the Company's Board of Directors was comprised of an independent Presiding Director and a Chief Executive Officer who also served as Chairman of the Board.

 Board of Directors Summary Information

        The Board currently consists of nine directors. The following table sets forth basic information about the Board.

Committee Memberships

Name	Director Tenure	Independent	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Pension Committee	Current Service on Other Public Company Boards

Martin H. Loeffler (Chairman)	Since 1987

Andrew E. Lietz (Presiding Director)	Since 2001	X		X	X	Chair		Safeguard Scientifics, Inc.

Ronald P. Badie	Since 2004	X	X		Chair		X	Nautilus, Inc.

Stanley L. Clark	Since 2005	X	X	X			Chair

David P. Falck	Since 2013	X				X

Edward G. Jepsen	1987-1997 Since 2005	X	Chair *			X	X	ITC Holdings Corp.

John R. Lord	Since 2004	X		Chair	X	X

R. Adam Norwitt	Since 2009

Dean H. Secord	Since 2002	X	X *

*
Financial Expert

Committees

        The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of all of its committees are independent and satisfy the relevant SEC and the New York Stock Exchange independence requirements for the members of such committees.

        Audit Committee.    The Audit Committee's principal oversight duties include the following: (1) review reports on the evaluation of the Company's internal controls for financial reporting and the Company's annual audited and quarterly unaudited financial statements and related disclosures therein under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; (2) review the Company's earnings releases; (3) select and engage independent auditors and approve of all audit engagement fees and terms and shall also pre-approve all permissible tax and other non-audit services; (4) review the qualifications, performance and independence of the Company's independent auditors; (5) review and approve the scope of the annual audit of the Company's financial statements; (6) review the Company's internal system of audit of financial controls; (7) review the results of internal audits and the procedures for maintaining internal controls; (8) review the quality and integrity of the Company's financial reporting process and the selection of the Company's accounting principles; (9) review critical accounting principles and practices and applicable legal and regulatory matters and their effect on the financial statements of the Company; (10) review significant audit issues identified by the Company's internal audit function or the Company's independent auditors and the Company's responses thereto; (11) review accounting adjustments noted or proposed by the Company's independent auditors, reports on the Company's internal controls, and material written communications with the independent auditors; (12) review and discuss the Company's guidelines and policies for risk assessment and management; (13) establish hiring policies for employees of the Company's independent auditors; (14) establish, monitor and maintain procedures for the receipt, retention and treatment of employee concerns regarding questionable accounting or auditing matters; and (15) sustain a constructive dialogue with the independent auditors about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting. See also "Report of the Audit Committee" on page 22. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark, Edward G. Jepsen (Chairman) and Dean H. Secord each of whom is an independent director as defined under the NYSE Listing Standards. The Board of Directors has determined that each of the four current members of the Committee are independent, financially literate and that Messrs. Jepsen and Secord have been determined to be audit committee financial experts as defined by the applicable rules of the SEC and the NYSE Listing Standards.

        Compensation Committee.    The Compensation Committee establishes the principles related to the compensation programs of the Company. It approves compensation guidelines, reviews the role and performance of executive officers and key management employees of the Company and its subsidiaries, approves the base compensation, incentive plan target and award and the allocation of stock option awards, if any, for the Chief Executive Officer and reviews and approves the recommendations of the Chief Executive Officer for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards, if any, for the other executive officers and key management employees of the Company and its subsidiaries. See also the "Compensation Discussion and Analysis" on page 25 and the "Compensation Committee Report" on page 36. The Compensation Committee has the authority to retain and solicit the advice of compensation advisors. The members of the Compensation Committee are Stanley L. Clark, Andrew E. Lietz and John R. Lord (Chairman). Mr. Jepsen was a member of the Compensation Committee from January 2012 through May 2012 when he was succeeded by Mr. Clark as a member of the Committee.

        Executive Committee.    The Executive Committee is empowered to exercise the powers and authority of the full Board in the management of the business and affairs of the Company, subject at all times to the supervision and control of the full Board. The Board has granted the Executive Committee the broadest authority permitted by the General Corporation Law of the State of Delaware. The Executive Committee meets as necessary and all actions of the Committee are presented for ratification and approval of the full Board, as necessary and appropriate, at the next regular scheduled quarterly meeting of the Board. The members of the Executive Committee are Ronald P. Badie (Chairman), Andrew E. Lietz and John R. Lord.

        Pension Committee.    The Pension Committee administers the Company's U.S. pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's U.S. pension plans as it deems necessary and appropriate. The Pension Committee reviews the liabilities, assets and investments of the Company's pension plan either as a Committee or as part of a full Board meeting at least semi-annually. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman) and Edward G. Jepsen.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee's principal duties include the following: (1) assisting the Board in identifying appropriate individuals qualified to serve as directors of the Company and evaluating the qualifications of such individuals; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; (3) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; and (4) overseeing and discussing, as necessary and appropriate, a plan for the continuity and development of senior management of the Company. The

Nominating/Corporate Governance Committee also oversees the annual evaluation of and the compensation of the Board. The members of the Nominating/Corporate Governance Committee are David P. Falck, Edward G. Jepsen, Andrew E. Lietz (Chairman) and John R. Lord. Mr. Clark was a member of the Nominating/Corporate Governance Committee from January 2012 through May 2012 when he was succeeded by Mr. Jepsen.

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee of the Board of Directors, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. Recommendations must be received by December 31, 2013 to be considered for the 2014 Annual Meeting of Stockholders, and must comply with the requirements in the Company's by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in evaluating the individual being recommended by the stockholder.

        Once the Nominating/Corporate Governance Committee has identified a candidate, the Committee will evaluate the candidate based upon the following factors:

  •
  ability and willingness to devote sufficient time to effectively carry out the duties and responsibilities of a director of the Company;

  •
  character, judgment, personal and professional ethics, integrity and values;

  •
  business, financial and/or other applicable experience;

  •
  familiarity with national and international issues affecting the Company's business; and

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business.

        The Board believes that an important component of the Board is diversity including not only educational and business background, skills, experience, and expertise, but also gender, race and culture. Search firms retained by the Nominating/Corporate Governance Committee to assist in identifying qualified candidates will be specifically advised to seek diverse candidates from traditional and non-traditional environments, including women and minorities. The full Board meets at least annually with the Nominating/Corporate Governance Committee to review and discuss the Nominating/Corporate Governance Committee's self-evaluation including its performance as measured against the Charter of the Nominating/Corporate Governance Committee and the continuing effectiveness of its Charter as well as the corporate governance guidelines that it is responsible for developing and recommending to the Board.

        The Nominating/Corporate Governance Committee will also consider such other relevant factors as it deems appropriate. The Committee will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Committee. The process for considering candidates recommended by a stockholder for Board membership will be no different than the process for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management.

Meetings of the Board and Committees

        During 2012 there were four formal meetings of the Board and twelve actions taken by unanimous written consent of the Board, six formal meetings and one action by unanimous written consent of the Audit Committee, two formal meetings and seven actions by unanimous written consent of the

Compensation Committee and two formal meetings and three actions by unanimous written consent of the Pension Committee. The Executive Committee met informally from time to time in person and via telephone conference calls to discuss several potential transactions and acted on ten matters, including a number of general administrative matters, by unanimous written consent. The Nominating/Corporate Governance Committee had two formal meetings. Its individual members also met informally in person and via telephone conference calls from time to time to discuss, among other things, additions to and potential vacancies on the Board and/or Committees of the Board, nominee directors for election, declassification of the Board, changes to Board compensation, various officer appointments and succession planning. Actions taken by unanimous written consent by the Board or by a Committee of the Board are typically preceded by telephone calls during which the subject matter of the proposed consent are reviewed and discussed. All directors participated in all meetings of the Board and the Committees on which they served in 2012. Directors also attended meetings as invited guests of Committees on which they did not serve. This included quarterly meetings of the Audit Committee during which quarterly results were discussed and quarterly press releases reporting operating results were reviewed and approved.

        Non-management directors of the Company meet in executive session as necessary and following the conclusion of each Board Meeting and each Committee Meeting. Such private meetings are presided over by the Presiding Director or by the Chairman of the Committee or by the director who requests the opportunity to meet in executive session.

Risk Oversight

        The Board is actively involved in overseeing risk management for the Company. This oversight is conducted primarily through the Committees of the Board. The Board receives reports from the Chairman of each committee regarding the Committee's risk management considerations and actions as necessary.

        The Audit Committee reviews the Company's portfolio of risk with management and the Company's independent accountants, discusses with management significant financial risks, the Company's policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor and control financial and other risk exposures. The Audit Committee also reviews the Company's internal system of audit and financial controls and the process for maintaining financial reporting controls with management and the Company's independent accountants.

        The Compensation Committee oversees risk management as it relates to compensation plans, policies and practices in connection with structuring the Company's executive compensation programs and incentive compensation programs for other employees. The Compensation Committee has again reviewed with management whether the compensation programs, including the performance-based incentive plans and/or the stock option plans described in the section Elements of Compensation Program beginning on page 27, are reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee and management concluded the programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        The Nominating and Corporate Governance Committee has adopted a corporate governance process for the oversight of risk management. The Nominating and Corporate Governance Committee works with the full Board and management to identify and evaluate risks, and also to develop risk avoidance, mitigation and response strategies.

        The Pension Committee oversees risk management as it relates to the Company's U.S. pension plan described on page 43. The Pension Committee reviews with management the forecasted liabilities of the U.S. pension plan, the actuarial assumptions used in determining those liabilities, the investments funding those anticipated obligations, the periodic performance of those investments and, as necessary, reviews and recommends revision to the general investment policies governing the investment of the assets of such pension plan.

Non-employee Director Compensation for the 2012 Fiscal Year

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)

Ronald P. Badie	64,750	125,001	n/a	n/a	n/a	n/a		189,751	(1)
Stanley L. Clark	64,750	125,001	n/a	n/a	n/a	n/a		189,751	(1)
David P. Falck	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Edward G. Jepsen	68,750	125,001	n/a	n/a	26,100	149,745	(7)	369,596
Andrew E. Lietz	64,750	125,001	n/a	n/a	n/a	n/a		189,751	(1)
Martin H. Loeffler	150,000	125,001	n/a	n/a	196,600	301,488	(8)	773,089
John R. Lord	64,750	125,001	n/a	n/a	n/a	n/a		189,751	(1)
Dean H. Secord	58,750	125,001	n/a	n/a	n/a	n/a		183,751	(1)

(1)
The Director's Deferred Compensation Plan allows each non-employee director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Currently, each non-employee director has elected to receive fees in cash as earned.

(2)
The 2012 Restricted Stock Plan for Directors of Amphenol Corporation was approved by the stockholders at the 2012 Annual Meeting. Pursuant to the 2012 Restricted Stock Plan for Directors of Amphenol Corporation, restricted shares are issued on the first business day following the day of each annual stockholder meeting, beginning in 2012. The number of restricted shares issued is the number of shares that are equal to the fair market value of $125,000, rounded up to the nearest whole share, based on the price of the common stock at the close of business on the date of the grant. The grant date fair value of the 2,347 shares of restricted stock granted to each of Messrs. Badie, Clark, Jepsen, Lietz, Loeffler, Lord and Secord on May 24, 2012 was $125,001 computed in accordance with FASB ASC Topic 718. Mr. Falck received an interim grant of 611 restricted shares on January 24, 2013, an amount determined by pro-rating the annual amount of a stock award, being the number of shares that are equal to the fair market value of $125,000 based on the price of the common stock at the close of business on the date of grant, from his date of appointment until the date of the 2013 Annual Meeting. The grant date fair value of the 611 shares of restricted stock granted to Mr. Falck on January 24, 2013 was $41,395 computed in accordance with FASB ASC Topic 718. Each award will become vested in full on the earlier of: the first anniversary of the date of the grant or the day immediately prior to the date of the next regular annual shareholder meeting.

(3)
With the approval of the 2012 Restricted Stock Plan for Directors of Amphenol Corporation, it is anticipated that no more options will be awarded to the non-employee directors pursuant to the Director's Stock Option Plan approved by the Company's stockholders in 2004 and amended in 2007.

(4)
The Company does not have a non-equity incentive plan compensation program applicable to its non-employee directors.

(5)
The Company does not have a pension plan program applicable to its non-employee directors. Messrs. Loeffler and Jepsen participated in the Company's Pension Plan (described beginning on page 43) during their prior employment with the Company. Upon retirement, their pension benefits were fixed, and they are no longer accruing any additional benefits under the Pension Plan. Notwithstanding that their benefits are fixed, there was a change in pension value because of changes in actuarial assumptions in 2012 as compared to 2011 which resulted in an increase in the amount, and payouts made which resulted in a decrease in the amount.

(6)
The Company does not have any other compensation programs for its non-employee directors nor did it provide any other benefits which could be deemed to be compensation for service in a director role. The two directors who were formerly employed by the Company, Messrs. Loeffler and Jepsen, received certain employment related retirement benefits from the Company as described in this table and accompanying footnotes.

(7)
Mr. Jepsen retired as of December 31, 2006 and is no longer a Company employee. He continues to serve the Company on the Board. Prior to his retirement as an employee, he participated in the Company's Pension Plan and SERP (defined and described in more detail beginning on page 43). His monthly retirement benefit earned as an employee pursuant to the Plan, and fixed at retirement, is $4,708 and from the SERP is $7,770.

(8)
Mr. Loeffler retired as of December 31, 2010 and is no longer a Company employee. He continues to serve the Company as Chairman of the Board. Prior to his retirement as an employee, he participated in the Company's Pension Plan and SERP (defined and described in more detail beginning on page 43). His monthly retirement benefit earned as an employee pursuant to the Plan, and fixed at retirement, is $6,761 and from the SERP is $18,363.

        The Company has nine directors on its Board. Seven are non-employee, independent directors, Messrs. Badie, Clark, Falck, Jepsen, Lietz, Lord and Secord. Mr. Loeffler is a non-employee director who is not independent. In consideration of the Company's Governance Principles, as well as the NYSE Listing Standards, the Board will not consider his independence as a director prior to January 2014, the third anniversary of his retirement. During 2012, only one of the directors, Mr. Norwitt, was a named executive officer. Mr. Norwitt's compensation from the Company is described in more detail in the "Summary Compensation Table" on page 37 and in the section "Compensation of Named Executive Officers" on page 31. As of January 1, 2011, Mr. Loeffler was no longer an employee of the Company. Since then, he has not received compensation for his services to the Company as an employee, only as a non-employee director.

        Currently, non-employee director compensation consists solely of an annual retainer fee, committee chairman fees and an annual grant of restricted stock.

        In 2012, in connection with its ongoing review of Board compensation, the Nominating and Corporate Governance Committee proposed changes to the directors' compensation program that were presented to the stockholders at the last annual meeting. In summary, contingent upon approval by the stockholders of the 2012 Directors Restricted Stock Plan for Directors of Amphenol Corporation (the "Directors Restricted Stock Plan"), (i) the annual retainer fee would be increased from $55,000 per year to $70,000 per year, commencing in the third quarter of 2012, (ii) the directors would be given annual grants of stock with a value of approximately $125,000, described in more detail below and (iii) it was contemplated that no further grants of stock options would be made to the directors pursuant to the Director's Stock Option Plan which had been approved by the Company's stockholders in 2004, and amended in 2007. The Director's Restricted Stock Plan was approved by the stockholders at the 2012 Annual Meeting of stockholders.

        The retainer fee to non-employee directors, except the Chairman of the Board, is currently $70,000 per year. This fee was last adjusted in 2009. The retainer fee for the Chairman of the Board is $150,000 per year. In addition, the Audit Committee Chairman receives an additional $10,000 per year and the chairpersons of the other committees of the Board receive an additional $6,000 per year. These committee fees were last adjusted in 2007. Non-employee directors can elect to receive their director fees in cash as earned or defer payment of their fees to a future date with the ultimate payment in cash or Common Stock. All non-employee directors currently receive their director fees in cash as earned quarterly.

        At the 2012 Annual Meeting, the stockholders ratified and approved the Directors Restricted Stock Plan. The Directors Restricted Stock Plan provides annual grants of restricted stock to the non-employee directors on the first business day after each annual meeting of stockholders. On the grant date, each non-employee director will be given shares of Common Stock subject to the restrictions and conditions in the Directors Restricted Stock Plan. The number of shares granted will be determined by dividing $125,000 by the closing price for the Common Stock on the grant date and rounding up to the next whole share amount.

        The Nominating/Corporate Governance Committee of the Board will continue to monitor and make recommendations to the Company and to the Board regarding the annual retainer fee, committee fees and equity compensation elements of the directors' compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors. The Board recognizes that the equity compensation element of the directors compensation program and the ability to defer payment of fees with the ultimate payment in Common Stock enables share ownership by directors further aligning their financial interests consistent with their oversight role for the Company.

 Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with the Presiding Director, the Chairman of the Nominating/Corporate Governance Committee, the non-employee directors or the Audit Committee in writing c/o Secretary, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, CT 06492-7530. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the Secretary not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders

        In each of the last ten years, more than 85% of outstanding shares of Common Stock have been voted by proxy and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company's Annual Meetings of Stockholders. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only Board member who attended the 2012 Annual Meeting of Stockholders was Mr. Norwitt, as President and Chief Executive Officer.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Gary A. Anderson Age 62	Senior Vice President and Group General Manager, Aerospace and Industrial Operations division of the Company since 2004. He was general manager of aerospace operations of the Company from 1995 through 2004. He does not serve on the board of directors of any public company. Mr. Anderson has been an employee of the Company for approximately 39 years.
Frank H. Carroccia Age 67

Vice President and Group General Manager, Global Interconnect Systems Group of the Company since January 2013. Mr. Carroccia was group general manager, global cable systems division from 2009 to 2012 and general manager of the integration systems business from 2007 through 2009. Prior thereto, Mr. Carroccia was employed for approximately 18 years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005, most recently serving as vice president of operations. He does not serve on the board of directors of any public company. Mr. Carroccia has been an employee of the Company or businesses acquired by the Company for approximately 25 years.

Craig A. Lampo Age 43

Vice President and Controller of the Company since 2004. He was treasurer from 2004 through 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from 2002 through 2004. He was an employee of Arthur Andersen LLP from 1993 through 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately nine years.

Thomas Meotti Age 53

Vice President, Tax of the Company since 2013. Mr. Meotti was director of tax from 2004 to 2012 and assistant director of tax from 1999 through 2004. He worked at Loctite Corporation from 1991 through 1999 and at PricewaterhouseCoopers from 1987 through 1991. He does not serve on the board of directors of any public company. Mr. Meotti has been an employee of the Company for approximately 14 years.

Name and Age	Principal Occupation and Other Information
Jerome F. Monteith Age 63	Vice President, Human Resources of the Company since 2004. He was director of human resources of the Company from 1997 through 2003. He does not serve on the board of directors of any public company. Mr. Monteith has been an employee of the Company for approximately 36 years.
Zachary W. Raley Age 44

Senior Vice President since 2010 and Group General Manager, Worldwide RF and Microwave Products division and Cable Products division of the Company since 2007. Mr. Raley was vice president of the Company from 2007 through 2009 and has been President of Amphenol's Times Fiber division since 2005 and Chief Executive Officer of Times Fiber since 2007. He was vice president, sales of Times Fiber from 2000 through 2005. He does not serve on the board of directors of any public company. Mr. Raley has been an employee of the Company for approximately 17 years.

Diana G. Reardon Age 53

Executive Vice President since 2010 and Chief Financial Officer of the Company since 2004. Ms. Reardon was senior vice president from 2004 through 2009. She was controller of the Company from 1994 through 2004 and treasurer of the Company from 1992 through 2004. She does not serve on the board of directors of any public company. Ms. Reardon has been an employee of the Company for approximately 25 years.

Richard E. Schneider Age 55

Senior Vice President and Group General Manager, IT and Communications Products division of the Company since 2007. Mr. Schneider was vice president from 2007 through 2009 and divisional president of Amphenol TCS from 2005 through 2007. Prior thereto, Mr. Schneider was employed for approximately 18 years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005, most recently as president. He does not serve on the board of directors of any public company. Mr. Schneider has been an employee of the Company or businesses acquired by the Company for approximately 25 years.

Name and Age	Principal Occupation and Other Information
John Treanor Age 55	Vice President and Group General Manager, Automotive Products division of the Company since January 2013. Mr. Treanor was group general manager automotive products division from 2008 to 2012. He was an executive vice president with a Yazaki Corporation European business unit from 2002 through 2008. He does not serve on the board of directors of any public company. Mr. Treanor has been an employee of the Company for approximately four years.
Luc Walter Age 54

Senior Vice President and Group General Manager, International Military and Aerospace Operations division of the Company since 2004. He was director, European military & aerospace operations from 2000 through 2003 and the Company's director, advanced programs from 1996 through 2000. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company for approximately 29 years.

Edward C. Wetmore Age 56

Vice President of the Company since 2004 and Secretary and General Counsel of the Company since 1987. He does not serve on the board of directors of any public company. Mr. Wetmore has been an employee of the Company for approximately 26 years.

Di Yang Age 45

Vice President and Group General Manager, Mobile Consumer Products division of the Company since January 2013. Mr. Yang was group general manager, mobile consumer products division since 2012, and operations manager and then general manager of Shanghai Amphenol Airwave from 2004 through 2012. He was an operations manager at Andrew Corp. from 1998 through 2004. He does not serve on the board of directors of any public company. Mr. Yang has been an employee of the Company for approximately nine years.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has undertaken a review of its Charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements promulgated by the Securities and Exchange Commission and the NYSE. Following that review, the Audit Committee confirmed its Charter and its policies and practices with certain limited modifications. The Audit Committee Charter is attached as Annex A to this Proxy Statement and it is also available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Audit Committee Charter". In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2012 with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's quarterly and annual financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2012, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and its own assessment of the Company's internal control over financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by professional auditing standards including, without limitation, those matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in rule 3200T.

  3.
  The Audit Committee has received the letter and written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm's independence. The Audit Committee has also determined that Deloitte & Touche LLP's provision of audit and non-audit services to the Company is compatible with that firm's independence.

  4.
  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee has also selected Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2013.

Audit Committee Edward G. Jepsen, Chairman Ronald P. Badie Stanley L. Clark Dean H. Secord

AUDIT AND NON-AUDIT FEES

        Fees billed to the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte"), for services rendered in 2012 and 2011 were as follows:

Type of Fees	2012	2011
	($ in thousands)
Audit Fees	$4,143	$3,582
Audit-Related Fees(1)	0	431
Tax Fees(2)	65	93
All Other Fees(3)	63	93

Total	$4,271	$4,199

(1)
"Audit-Related Fees" in 2011 primarily consisted of acquisition-related assistance.

(2)
"Tax Fees" are fees for tax compliance, tax advice and tax planning primarily related to certain international tax matters.

(3)
"All Other Fees" are fees for any services not included in the first three categories and primarily reflect fees related to the Company's 2012 bond offering and Form S-8 filing related to The 2012 Restricted Stock Plan for Directors of Amphenol Corporation. Deloitte did not perform any work or receive any fees for financial systems design and implementation for the Company in 2012 or 2011.

PRE-APPROVAL OF AUDITOR SERVICES

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, audit-related, tax and other non-audit services by the Company's independent accountants. Under these procedures, the Audit Committee must pre-approve the use of the independent accountants for specific types of services, including merger and acquisition due diligence and audit services, tax services, internal control reviews and reviews of employee benefit plans. Engagement for permitted services where the estimated cost of such services is not expected to exceed $25,000 on a project-by-project basis are reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given project must be pre-approved by the Audit Committee to ensure compatibility with maintaining the accountants' independence. In 2012, all fees for permitted services, including audit-related fees, were pre-approved in accordance with these policies.

        The Audit Committee has also reviewed and confirmed Company policies and procedures imposing restrictions on the hiring of certain individuals employed by or formerly employed by the Company's independent accountants including any employee or former employee of the Company's independent accountants who currently has or who has previously had any responsibility for the performance of any audit work for the Company or any involvement with the certification of the Company's financial statements.

 PROPOSAL 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year. Deloitte & Touche LLP has acted as independent accountants for the Company since 1997, and the Audit Committee and management believe it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the selection of Deloitte & Touche LLP is not ratified by an affirmative vote of a majority of the shares, present in person or represented by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent accountants in light of that result.

        The Board is asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting:

  RESOLVED, that the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as independent public accountants for the Company for the year 2013 is hereby RATIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION FOR RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

COMPENSATION DISCUSSION & ANALYSIS

        Overview of Compensation.    The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value through performance. In allocating the Company's resources towards compensation, the Committee strives to ensure that the total compensation paid to executive officers and key management employees is judicious and reasonable, while, at the same time, capable of attracting, retaining and motivating the executive officers and key management employees of the Company and its subsidiaries. The Committee endeavors to keep the structure of the Company's compensation programs simple, transparent and broad-based. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards, insurance benefits and retirement benefits.

        Throughout this 2013 Proxy Statement, the individuals who served as the Company's Chief Executive Officer and as the Company's Chief Financial Officer during the 2012 fiscal year, as well as the three other individuals included in the Summary Compensation Table on page 37 are referred to as the "named executive officers". References to "executive officers and key management employees" in this Proxy Statement relate to the approximately 415 management personnel of the Company and its subsidiaries who currently participate in the Company's core management compensation program, including the named executive officers.

        The Company has concluded that its compensation policies and programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        Say on Pay.    At the 2012 Annual Meeting, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for the 2012 Annual Meeting of Stockholders. The Company's stockholders overwhelmingly approved the proposal with more than 97% of the shares voted being cast in favor of the proposal. The Board appreciates the stockholders' show of support, which reaffirms to the Board the Company's current management compensation policies and programs work to support our stockholders' objectives. The Company believes the philosophy and objectives of its management compensation program, as well as the implementation of the elements of the compensation program, are appropriately geared towards aligning the interests of management with the stockholders to drive stockholder value. No changes were made to the structure of the Company's employee compensation programs in 2012.

        The Compensation Committee.    The Committee is currently composed of three independent directors. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported no later than the next subsequent meeting of the full Board following any Committee action.

        The Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Review and approve the goals and the performance of the Company's Chief Executive Officer and approve, as deemed necessary and appropriate, any changes in the level of his base salary, performance-based incentive plan target, performance-based incentive plan payments and/or option awards.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the performance-based incentive plan pool, performance-based incentive plan allocations, the stock option pool, the allocation of stock option awards and other related matters for all other executive officers and key management employees and any prospective senior management employees of the Company and its subsidiaries.

  •
  Approve specific adjustments to individual base salary and incentive plan targets and allocations for all executives reporting directly to the Chief Executive Officer and the other top 20 paid executives of the Company based on annual base salary for employees of the Company and its subsidiaries.

  •
  Review and recommend changes, as necessary and appropriate, to the Company's performance-based incentive plans as described beginning on page 27 and to the Company's stock option plans as described beginning on page 30.

        Role of Compensation Consultant in Compensation Decisions.    The Committee has retained Meridian Compensation Partners, LLC ("Meridian"), an independent compensation consultant, to advise it on executive and board compensation matters. Meridian reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to Meridian. Meridian does not, and will not, perform any other service for the Company. In 2012, Meridian was asked by the Committee to provide general advice on executive and director compensation trends, as well as relevant regulatory developments. Meridian does not make any decisions relating to the creation or implementation of Company compensation policies or programs. Prior to engaging Meridian, the Committee and Meridian both conducted an independence assessment and concluded that there is no conflict of interest.

        Role of Executive Officers in Compensation Decisions.    In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers and key management employees and prospective senior management employees, the Committee considers the recommendations of certain executive officers of the Company. Mr. Norwitt is particularly involved. Mr. Norwitt and certain executive officers of the Company review the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. As part of this process general compensation surveys purchased by or made available to the Company are considered. These surveys are generally comprised of widely available information which is generally accessible for purchase or provided without charge to the Company in exchange for participation in the survey. The Company's human resources department, including the Vice President, Human Resources, provides data, information and feedback based on its general knowledge of compensation inside and outside of the Company. The accounting department and legal department, including the executive officers in those departments, also compile and analyze data and share this with Mr. Norwitt. The conclusions reached and recommendations of certain executive officers, including Mr. Norwitt, regarding any salary adjustments, annual performance-based incentive plan payments and annual option award amounts based on individual and operating unit performance, are presented to the Committee. The Committee exercises its discretion in modifying and approving any recommendations regarding compensation for any executive officer or key management employee or any prospective senior management employee. The Committee's compensation actions are then submitted to the full Board for ratification and approval. Mr. Norwitt consults with the Committee on all compensation matters but does not participate in the final determination of his own compensation.

        Mr. Norwitt does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to respond to questions and discuss individual and operating unit performance, as well as related compensation matters. The Committee also meets informally from time to time and in executive session following each meeting to discuss compensation matters without Company personnel present.

        Philosophy and Objectives of Compensation Program.    The Committee continues to strive to develop, refine and implement a complete and straightforward compensation program that helps to attract, retain and motivate the executive officers and key management employees, and that remains competitive with comparable companies. The program is designed to promote decision making geared to increasing stockholder value by rewarding executive officers and key management employees who contribute to stockholder value. The Committee believes that to further these objectives, executive compensation packages should include both cash and equity-based compensation as well as reasonable benefits.

        Elements of Compensation Program.    The Committee endeavors to provide an appropriate mix of different elements of compensation, including finding a balance among (i) fixed versus at-risk compensation, (ii) current versus long-term compensation, (iii) cash versus equity-based compensation and (iv) basic benefits. Cash payments primarily reward recent performance and equity-based awards encourage key management employees, including the named executive officers, to continue to deliver results over a longer period of time and serve as a retention tool. The Committee generally strives to provide equity-based compensation at a level sufficient to drive an appropriate amount of focus on the long-term performance of the Company. The compensation program for all executive officers and key management employees, including the named executive officers, includes the following elements:

  •
  Base Salary

  •
  Performance-Based Incentive Plans

  •
  Stock Option Plans

  •
  Insurance Benefits

  •
  Retirement Benefits

        Base Salary.    The Company establishes base salary to provide fixed income near what it understands to be the median level for executives of comparable companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer's or key management employee's responsibilities. Position and economic and market conditions are also considered, particularly with respect to retention. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed and typically adjusted annually. Salary levels are also typically reviewed and may be adjusted in connection with a change in job responsibilities.

        Performance-Based Incentive Plans.    Executive officers and key management employees, including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and from time-to-time certain key employees of newly acquired companies who had or have their own incentive plans), were eligible to receive payments pursuant to The 2012 Management Incentive Plan (the "2012 Management Incentive Plan"). The 2012 Management Incentive Plan is an executive bonus plan that falls within the parameters of The 2009 Amphenol Executive Incentive Plan (the "2009 Executive Incentive Plan") approved by the stockholders at the 2009 Annual Meeting of Stockholders. The Committee has reviewed and approved the 2013 Management Incentive Plan (the "2013 Management Incentive Plan") with terms that are substantially the same as the 2012 Management Incentive Plan. The 2013 Management Incentive Plan is also an executive bonus plan that falls within the parameters of the 2009 Executive Incentive Plan. The 2013 Management Incentive Plan, the 2012 Management Incentive Plan, and the 2009 Executive Incentive Plan, are collectively hereinafter referred to as the "incentive plan". Target payments under the incentive plan when added to fixed base salary are intended to generate total annual cash compensation for participating Company employees that the Company believes is reasonable, fair and competitive with annual cash compensation paid to similarly situated employees in comparable positions with comparable performance.

        Incentive plan payments, when made, have historically totaled less than 2% of the annual consolidated operating income for the Company. There were 310 participants in the 2012 Management Incentive Plan. Approximately 230 participants were paid approximately $8.3 million representing approximately 1.0% of the Company's consolidated operating income for 2012. Approximately 80 participants received no incentive plan payment for 2012 performance. There are currently approximately 310 participants in the 2013 Management Incentive Plan who, at achievement of 100% of 2013 performance targets and goals, would be paid an aggregate of approximately $11.2 million.

        Payments under the incentive plan, if any, are intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code and the regulations promulgated thereunder. The Compensation Committee has the authority to change performance targets each year and to select among different performance criteria.

        The incentive plan provides participants with a cash bonus opportunity if certain individual, operating unit and/or Company goals are achieved. An "operating unit" in the discussion below refers to the group or business unit to which the employee has management responsibility or is assigned. For executive officers and key management employees with global headquarters' roles (i.e., Company-wide responsibilities), the Company is considered the relevant operating unit. For Messrs. Anderson, Raley and Walter, the group or groups over which each serves as Group General Manager is considered the relevant operating unit.

        The incentive plan is intended to reward participants upon the achievement of the goals for their operating unit, with discretion for qualitative individual, operating unit and Company performance factors. No annual incentive payments will be made if a threshold performance level is not achieved, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold performance requirement. As a general rule, the threshold performance requirement for consideration of any incentive plan payment for employees with Company-wide responsibilities is year-over-year growth in Company EPS and for other employees is year-over-year growth in operating unit operating income.

        Incentive plan payment amounts are calculated by multiplying three factors together: (i) a participant's annual base salary, (ii) a participant's incentive plan target percentage and (iii) a participant's incentive plan multiplier.

        Incentive plan target percentages for each participant are established at the beginning of each year, occasionally subject to adjustment mid-year. Incentive plan target percentages for all participants in the 2012 Incentive Plan ranged from 5% to 100% of annual base salary. The incentive plan target percentages for the named executive officers for 2012 ranged from 55% to 100% of annual base salary. Incentive plan target percentages for some named executive officers were increased at the beginning of 2013 such that incentive plan target percentages for all named executive officers range from 60% to 100%.

        The incentive plan multiplier is determined for each participant at the end of each year by analyzing a number of quantitative factors, subject to qualitative adjustment, as discussed in more detail below. The maximum incentive plan multiplier any recipient may be awarded is 200%. The incentive plan does not guarantee any minimum incentive plan multiplier to any participant. For 2012, participants received incentive plan multipliers ranging from 0% to 200%.

        A participant's incentive plan multiplier is based primarily on Company or operating unit performance against quantitative measures established at the beginning of each year. In addition, consideration is given, when appropriate, to certain qualitative factors to pass the test of reasonableness and consistency. The quantitative portion of the incentive plan multiplier is contingent upon the Company's achievement and/or each operating unit's achievement of performance targets and/or goals. These targets and/or goals may vary from year to year and include revenue growth, operating income growth, operating cash flow, return on investment, return on sales, organic growth and/or contribution to

EPS growth. Actual performance against these criteria is measured against both year-over-year growth and/or the current year target.

        The Company continues to believe that the key drivers to generating stockholder value are revenue growth, operating income growth and EPS growth. In 2012 the quantitative performance criteria for (i) participants with Company-wide responsibilities was primarily based on Company revenue and EPS growth in 2012 over 2011 and (ii) other participants was primarily based on operating unit revenue and income growth in 2012 over 2011. Revenue growth and operating income growth are calculated in local currency. In 2012, the quantitative analysis of the incentive plan multiplier with respect to all participants in the plan was calculated by considering various data and information relating to the operating unit for which the participant has responsibility or to which the participant is assigned.

        The specific targets to be achieved by Mr. Norwitt and Ms. Reardon to attain a 100% quantitative portion of the incentive plan multiplier under the incentive plan in 2012 were (i) Company revenue growth of at least 8%, and (ii) Company EPS growth of at least 14%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2012 would have required Company revenue growth and Company EPS growth of at least three times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, Company EPS growth is given two times the weighting of Company revenue growth. The specific targets to be achieved by Messrs. Anderson, Raley and Walter to attain a 100% incentive plan multiplier under the 2012 incentive plan were (i) operating unit revenue growth of at least 8% and (ii) operating unit operating income growth of at least 14%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2012 required operating unit revenue growth and operating unit operating income growth of at least three times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, operating unit operating income growth is given twice the weighting of operating unit revenue growth. If operating income growth or EPS growth, as applicable, is below 0%, the impact to the incentive plan multiplier is at the discretion of the Committee, but generally has resulted in an incentive plan multiplier of 0%. For purposes of making all calculations for incentive plan purposes using these ranges, operating unit operating income is adjusted for other expenses recorded below operating income and for certain amortization expense. The quantitative portion of the incentive plan multiplier is generally further modified by a factor relating to achievement of budgeted targets set at the beginning of the year for (i) 2012 Company EPS for Mr. Norwitt and Ms. Reardon and (ii) 2012 operating unit operating income for Messrs. Anderson, Raley and Walter.

        Once the quantitative portion of the incentive plan multiplier is established, management and/or the Committee, as applicable, consider various qualitative factors and may adjust the incentive plan multiplier accordingly. The qualitative analysis is designed to ensure that a participant is rewarded for operating unit performance and individual performance, but also to provide a means to ensure the awards are fair and meet the other goals of the Committee in determining executive compensation. The qualitative portion of the incentive plan allows for adjustment to the multiple for the following factors: whether operating margins of the operating unit are above or below the average of the Company, balance sheet management including cash flow, new market/new product positioning, operating unit and group contribution to total Company performance, an individual's efforts to ensure collaboration within the Company, an individual's achievement of performance targets and/or goals, other specific individual objectives impacting Company performance, cost reductions and productivity improvement or if unusual and unanticipated market conditions materially impact the Company's or an operating unit's growth and/or performance, industry performance, acquisition activity and other special situations (e.g. the participant is new in a position). The Committee may also adjust the multiple of any or all participants in consideration of (i) whether the payout to all MIP participants as a percentage of Company operating income falls within the historical parameters discussed above, (ii) how the current year incentive plan multiplier compares with the prior year, (iii) reasonableness and consistency, and (iv) internal pay equity. In 2012, the aggregated qualitative adjustment with respect to all participants in the incentive plan was an increase of approximately 7.6% of the total amount calculated pursuant to the quantitative measures. However, no qualitative adjustment was made for either Mr. Norwitt or Ms. Reardon.

        In 2013 the quantitative performance criteria for (i) participants with Company-wide responsibilities, including Mr. Norwitt and Ms. Reardon, will be primarily based on Company revenue and EPS growth in 2013 over 2012 and actual EPS growth in 2013 as compared to 2013 budget and (ii) other participants will be primarily based on operating unit revenue and income growth in 2013 over 2012 and actual performance in 2013 as compared to 2013 budget.

        Stock Option Plans.    The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). Granting stock options also serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. All currently outstanding employee stock options have a five-year vesting period, with 20% vesting each year. Vesting is automatically accelerated upon death, or under certain circumstances, disability. The Committee believes this extended vesting schedule helps retain executive officers and key management employees and encourages them to make decisions geared towards long-term growth. The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations. The potential for continued vesting incentivizes the executives to look after the long-term health of the Company. The total annual expense for options granted is typically in the range of 3% to 5% of the Company's annual budgeted consolidated operating income for the year.

        The Committee has authorized the Company to issue stock options to executive officers, key management employees and other key employees pursuant to approved stock options plans. In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company's then current stock price and the estimated Black-Scholes valuation for option grants. The Committee also considers information regarding the total amount of options available, an individual's base salary, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals.

        Employee stock options are granted at fair market value at the time of the award, i.e., the closing price of the Company's Common Stock on the New York Stock Exchange on the date of the grant. The Committee has historically made annual awards of stock options in the second quarter of each year. Newly hired or promoted executives have on occasion received an award of stock options at the date of appointment. The Committee has never approved the grant of any stock options with an exercise price that is less than the closing price of the Company's Common Stock on the grant date.

        All stock option recipients must enter into a Stock Option Agreement and a Management Stockholder's Agreement with the Company which set forth the terms and conditions and limitations applicable to any shares purchased pursuant to options granted.

        Insurance Benefits.    Each executive officer and key management employee (including the named executive officers) receive the same health and life insurance benefits as other employees working at the same location. The Company also makes a contribution to life insurance on behalf of almost all U.S.-based salaried employees pursuant to a formula that treats similarly situated employees equally.

        Retirement Benefits.    U.S.-based senior executives and key management employees (including the named executive officers) participate in the Company's Pension Plan, Supplemental Employee Retirement Plan (the "SERP"), a non-qualified supplemental defined contribution program (the "DC SERP") and in the Company's 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan, the SERP, the DC SERP and 401(k) programs, see "Pensions and Deferred Compensation" beginning on page 43. As certain of the retirement programs are unfunded, i.e. the SERP and the DC SERP, the Company's executives are incentivized to look after the long-term health of the Company. Key management employees outside of the U.S. participate in the same retirement programs on the same terms and conditions as similarly situated salaried employees.

  Perquisites

        The Company also makes contributions to group term life insurance for U.S. based senior executives and key management employees (including the named executive officers) on the same terms and conditions as similarly situated U.S. based salaried employees for which the Company is required to impute compensation for amounts in excess of $50,000 net of employee payments, see table of "All Other Compensation" under footnote (4) on page 38. Mr. Norwitt was provided with car services in 2012.

  Compensation of Named Executive Officers

        Company Performance—When reviewing compensation for 2012, the Committee reviewed the Company's full-year financial results. The Company's 2012 full year financial results have been prepared in accordance with GAAP, and reported in the consolidated financial statements included in the Company's 2012 Annual Report on Form 10-K. In addition to reviewing GAAP financial measures, the Committee also considered non-GAAP measures which it believes are also relevant in gauging year-over-year performance. Thus, adjusted operating income, adjusted diluted EPS and adjusted operating margins were considered by the Committee and are presented in this Proxy Statement as non-GAAP financial measures.1 In 2012, Company revenue, adjusted operating income and adjusted diluted EPS increased by 9%, 10% and 14% respectively, over 2011 levels. The Company was able to achieve adjusted operating margins of 19.3%.

        (1) Explanation of Non-GAAP Financial Measures—Adjusted Operating Income, Adjusted Diluted EPS and Adjusted Operating Margins.    Adjusted 2012 operating income, adjusted diluted EPS and adjusted operating margins exclude (a) a charge for acquisition-related transaction costs of $2.0 million ($2.0 million after tax), or $.01 per share, relating to 2012 acquisitions, (see Item 6—Selected Financial Data to the Company's 2012 Annual Report on Form 10-K) and (b) income tax costs of $11.3 million, or $.07 per share, relating to a delay, by the U.S. government in the reinstatement of certain federal income tax provisions for the year 2012 relating primarily to research and development credits and certain U.S. taxes on foreign income. Such tax provisions were reinstated on January 2, 2013 with retroactive effect to 2012. Under U.S. GAAP, the related benefit to the Company of $11.3 million, or $.07 per share, relating to the 2012 tax year will be recorded as a benefit in the first quarter of 2013 at the date of reinstatement; as such between the two quarters, there is no net impact on the Company from an income statement perspective (see Item 6—Selected Financial Data to the Company's 2012 Annual Report on Form 10-K). Adjusted 2011 operating income, adjusted diluted EPS and adjusted operating margins exclude (a) a charge for expenses incurred in connection with a flood at the Company's Sidney, New York facility of $21.5 million, less a tax benefit of $7.9 million or $0.08 per share (see Note 14—Casualty Loss Related to Flood to the Company's 2012 Annual Report on Form 10-K), (b) acquisition-related transaction costs of $2.0 million, less a tax benefit of $0.2 million or $0.01 per share (see Item 6—Selected Financial Data to the Company's 2012 Annual Report on Form 10-K) and (c) a gain related to a contingent payment adjustment of approximately $17.8 million, less tax expense of $6.6 million or $0.06 per share (see Note 3—Contingent Consideration to the Company's 2012 Annual Report on Form 10-K). 2011 adjusted diluted EPS also excluded a tax benefit related to reserve adjustments from the favorable settlement of certain international tax positions and the completion of prior year audits of $4.5 million or $0.03 per share (see Item 6—Selected Financial Data to the Company's 2012 Annual Report on Form 10-K).

        Pay Mix—Compensation packages for the named executive officers emphasize at-risk, performance-based elements. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers' compensation be geared to reward performance that generates stockholder value.

        For the Company's Chief Executive Officer, fixed compensation elements such as salary, change in pension value and "all other compensation" comprised approximately 17% of his total 2012 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 83% of his total 2012 compensation. These at-risk elements include stock options granted at market price which only increase in value if the Company's share price increases after the grant date. The value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 37—it should be noted that options granted will only have value to the extent the price of Amphenol stock on the date of exercise exceeds the stock price on the grant date. The other at-risk compensation is incentive-plan compensation which historically has required year-over-year EPS growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate stockholder value, and rewards the Chief Executive Officer when Company revenues and EPS grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 34% of total 2012 compensation while at-risk compensation comprised approximately 66% of total 2012 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, change in pension value and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenue, operating income and/or EPS.

        CEO Compensation—Mr. Norwitt's annual base salary at the beginning of 2013 was increased by approximately 4% from $930,000 to $965,000. Mr. Norwitt's incentive plan target percentage pursuant to the 2013 Management Incentive Plan will remain at 100% for 2013. In its deliberations about whether and how to adjust these two elements of Mr. Norwitt's 2012 compensation, the Compensation Committee considered the Company's revenue, operating income, headcount, number of facilities and the increasing complexity of the Company's business. During Mr. Norwitt's six-year tenure as President and more recent tenure as Chief Executive Officer, the Company's annual revenues increased by 74%, annual operating income increased by 95%, total employees increased by 62% and the number of operating locations increased by 54%. The Compensation Committee also considered the annual base salary paid to chief executive officers of similarly-sized companies in the electronics manufacturing industry. The Committee determined that it was appropriate to increase Mr. Norwitt's annual base salary by approximately 4%, while continuing to emphasize performance-based compensation by leaving Mr. Norwitt's incentive plan target percentage for 2013 at 100%. His actual potential 2013 Management Incentive Plan payment could therefore range from 0% to 200% of his base salary in 2013 based on fiscal year 2013 results.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Norwitt is the product of his 2012 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier. In 2012, the Company achieved revenue growth of 9% and adjusted diluted EPS growth of 14%.

        Based on calculations made using the ranges provided above the quantitative portion of Mr. Norwitt's incentive plan multiplier in 2012 was calculated to be 110%. His incentive plan payment pursuant to the 2012 Management Incentive Plan was $1,023,000, representing a product of his 2012 base salary of $930,000 multiplied by his incentive plan target percentage of 100%, multiplied by his incentive plan multiplier of 110%. This was 110% of his 2012 base salary as compared to a maximum possible payout under the 2012 Management Incentive Plan of 200% of his 2012 base salary.

        In May 2012, Mr. Norwitt was awarded 330,000 options pursuant to the 2009 Option Plan with an exercise price of $53.26. The option award reflects the Board's confidence in his leadership. The award is also designed to further align Mr. Norwitt's interest with the Company's stockholders to generate long-term stockholder value.

        In 2012, Mr. Norwitt was provided with car and driver services. These services allow him to work more efficiently and facilitate his ability to communicate with the Company's global organization. The Company incurred expenses associated with this car and driver were $20,399. The imputed value of compensation for group term life insurance provided to Mr. Norwitt in 2012 in excess of $50,000, net of employee payments, was $2,172. The Company continues to provide Mr. Norwitt with car and driver services and to contribute to his group term life insurance in 2013.

        Mr. Norwitt continues to participate in the pension plan, but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. Notwithstanding that Mr. Norwitt's pension plan benefits have been frozen, there was a change in his pension value because of changes in actuarial assumptions in 2012 as compared to 2011. In 2012, Mr. Norwitt received a 401(k) match of $12,500 and the Company made contributions to a non-qualified supplemental defined contribution plan (the "DC SERP") on behalf of Mr. Norwitt in 2012 of $72,250. Mr. Norwitt continues to participate in the 401(k) Plan and the DC SERP in 2013.

        Other Named Executive Officer's Compensation.    For each of the other named executive officers, in determining incentive plan payments and stock option awards for 2012, and base salary adjustments for 2013, the Committee considered each executive's performance against individual goals and objectives. In the case of Ms. Reardon, the Committee evaluated the overall performance of the Company and her contributions to that performance. In the case of Messrs. Anderson, Raley and Walter, the Committee evaluated their contributions to the performance and results of the operating units over which each serves as Group General Manager.

        Ms. Reardon.    As Chief Financial Officer, Ms. Reardon is the Company's principal financial officer. In January 2013, Ms. Reardon's annual base salary was increased by approximately 3% from $610,000 to $630,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Ms. Reardon is the product of her 2012 base compensation, multiplied by her incentive plan target percentage and her incentive plan multiplier. In 2012, the Company achieved revenue growth of 9% and adjusted diluted EPS growth of 14%.

        Based on calculations made using the ranges provided above, the quantitative portion of Ms. Reardon's incentive plan multiplier in 2012 was calculated to be 110%. Her incentive plan payment pursuant to the 2012 Management Incentive Plan was $436,150, representing a product of her 2012 base salary of $610,000 multiplied by her incentive plan target percentage of 65%, multiplied by her incentive plan multiplier of 110%. This was 71.5% of her 2012 base salary as compared to a maximum possible payout under the 2012 Management Incentive Plan of 130% of her 2012 base salary.

        Ms. Reardon's incentive plan target percentage pursuant to the 2013 Management Incentive Plan remains at 65% of her base annual salary in 2013. Her actual potential 2013 Management Incentive Plan payment could therefore range from 0% to 130% of her base annual salary in 2013 based on fiscal year 2013 results.

        In May 2012, Ms. Reardon was awarded 130,000 options pursuant to the 2009 Option Plan with an exercise price of $53.26.

        The imputed value of compensation for group term life insurance provided to Ms. Reardon in 2012 in excess of $50,000, net of employee payments was $3,229. In 2013, the Company continues to contribute to Ms. Reardon's group term life insurance. Ms. Reardon continues to participate in the pension plan, but her benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2012, Ms. Reardon received a 401(k) match of $12,500 and the Company made contributions to the DC SERP on behalf of Ms. Reardon in 2012 of $34,354. She also continues to participate in the 401(k) plan and the DC SERP in 2013.

        Mr. Anderson.    In January 2013, Mr. Anderson's annual base salary was increased by approximately 3% from $471,000 to $486,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Anderson is the product of his 2012 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 75%. His incentive plan payment pursuant to the 2012 Management Incentive Plan was $194,288, representing the product of his 2012 base salary of $471,000 multiplied by his incentive plan target percentage of 55%, multiplied by his incentive plan multiplier of 75%. This was approximately 41% of his 2012 base salary as compared to a maximum possible payout under the 2012 Management Incentive Plan of 110% of his 2012 base salary.

        Mr. Anderson's incentive plan target percentage pursuant to the 2013 Management Incentive Plan has been increased to 60% of his base annual salary in 2013 from 55% of his base salary in 2012. His actual potential 2013 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2013 based on fiscal year 2013 results. This increase in variable, at-risk compensation is designed to further incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Anderson's operating unit.

        In May 2012, Mr. Anderson was awarded 76,000 options pursuant to the 2009 Option Plan with an exercise price of $53.26.

        The imputed value of compensation for group term life insurance provided to Mr. Anderson in 2012 in excess of $50,000, net of employee payments was $7,028. The Company continues to contribute to Mr. Anderson's group term life insurance in 2013. Mr. Anderson continues to participate in the pension plan described in the Pension Plan Background commencing on page 43. The increase in pension value in 2012 for Mr. Anderson was $486,200.

        Mr. Walter.    In January 2013, Mr. Walter's annual base salary was increased by approximately 4%, subject to certain foreign exchange currency adjustments, from $472,469 to $494,000.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Walter is the product of his 2012 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 50%. His incentive plan payment pursuant to the 2012 Management Incentive Plan was $132,366, representing the product of his 2012 base salary of $472,469 multiplied by his incentive plan target percentage of 55%, multiplied by his incentive plan multiplier of 50%, subject to certain foreign exchange currency adjustments and qualitative adjustments. This was 28% of his 2012 base salary, as compared to a maximum possible payout under the 2012 Management Incentive Plan of 110% of his 2012 base salary.

        Mr. Walter's incentive plan target percentage pursuant to the 2013 Management Incentive Plan has been increased to 60% of his base annual salary in 2013 from 55% of his base salary in 2012. His actual potential 2012 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2013 based on fiscal 2013 results. This increase in variable, at-risk compensation is designed to further incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Walter's operating unit.

        In May 2012, Mr. Walter was awarded 76,000 options pursuant to the 2009 Option Plan with an exercise price of $53.26.

        The imputed value of compensation for group term life insurance provided to Mr. Walter in 2012 in excess of $50,000, net of employee benefits was $2,153. In 2013, the Company continues to contribute to Mr. Walter's group term life insurance. Mr. Walter continues to participate in the pension plan but his benefits under such plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2012, Mr. Walter received a 401(k) match of $12,500 and the Company made contributions to the DC SERP on behalf of Mr. Walter in 2012 of $22,103. Mr. Walter continues to participate in the 401(k) plan and the DC SERP in 2013.

        Mr. Raley.    In January 2013, Mr. Raley's annual base salary was increased by approximately 3% from $443,000 to $457,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

        Consistent with the methodology for calculating incentive plan payments described in "Performance-Based Incentive Plans" above, the calculation of the incentive plan payment for Mr. Raley is the product of his 2012 base compensation, multiplied by his incentive plan target percentage and his incentive plan multiplier.

        The determination of his incentive plan multiplier takes into account achievement of the quantitative and qualitative factors described above and resulted in an incentive plan multiplier of 70%. His incentive plan payment pursuant to the 2012 Management Incentive Plan was $170,555, representing the product of his 2012 base salary of $443,000 multiplied by his incentive plan target percentage of 55%, multiplied by his incentive plan multiplier of 70%. This was approximately 39% of his 2012 base salary as compared to a maximum possible payout under the 2012 Management Incentive Plan of 110% of his 2012 base salary.

        Mr. Raley's incentive plan target percentage pursuant to the 2013 Management Incentive Plan has been increased to 60% of his base annual salary in 2013 from 55% of his base salary in 2012. His actual potential 2013 Management Incentive Plan payment could therefore range from 0% to 120% of his base annual salary in 2013 based on fiscal year 2013 results. This increase in variable, at-risk compensation is designed to further incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Raley's operating unit.

        In May 2012, Mr. Raley was awarded 76,000 options pursuant to the 2009 Option Plan with an exercise price of $53.26.

        The imputed value of compensation for group term life insurance provided to Mr. Raley in 2012 in excess of $50,000, net of employee payments was $1,002. The Company continues to contribute to Mr. Raley's group term life insurance in 2013. Mr. Raley continues to participate in the pension plan but his benefits under such pension plan have been frozen as described in the Pension Plan Background commencing on page 43. In 2012, Mr. Raley received a 401(k) match of $12,500 and the Company made contributions to the DC SERP on behalf of Mr. Raley in 2012 of $11,993. He also continues to participate in the 401(k) plan and the DC SERP in 2013.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of three directors who are independent directors as defined under the NYSE Listing Standards and the Company's Governance Principles. The Compensation Committee has undertaken a review of its Charter, practices and procedures. A copy of the current Compensation Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Investors", then "Governance" and then "Compensation Committee Charter".

        The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion & Analysis be included in this 2013 Proxy Statement.

Compensation Committee John R. Lord, Chairman Stanley L. Clark Andrew E. Lietz

Compensation Committee Interlocks and Insider Participation

        During 2012, Messrs. Clark, Jepsen, Lietz and Lord served on the Compensation Committee. Mr. Jepsen served on the Compensation Committee until May 1, 2012 when he was succeeded by Mr. Clark as a member of the Committee. Neither Messrs. Clark, Lietz or Lord is or formerly was an employee or officer of the Company. Mr. Jepsen was a non-executive employee from January 2005 through his retirement in December 2006. Prior thereto, Mr. Jepsen served as an executive officer of the Company from May 1989 through October 2004 and as a director from 1989 through 1997. Mr. Jepsen is an independent director as defined under the NYSE Listing Standards and the Company's Governance Principles. Mr. Norwitt is the only current officer or employee of the Company who served on the Board during 2012. Mr. Norwitt does not serve on the board of directors of any other company.

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation provided by the Company to the named executive officers during 2010, 2011 and 2012. When setting total compensation for each of the named executive officers, the Compensation Committee considers tally sheet information including the total current compensation, including equity and non-equity based compensation, for all executive officers of the Company, including the named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

R.A. Norwitt	2012	930,000	0		n/a	4,270,200	1,023,000	16,600	107,321	6,347,121
President & CEO	2011	900,000	0		n/a	4,156,550	765,000	14,500	116,308	5,952,358
	2010	880,000	0		n/a	4,550,800	1,425,600	8,800	67,125	6,932,325

D.G. Reardon	2012	610,000	0		n/a	1,682,200	436,150	188,900	50,083	2,967,333
Executive Vice President & CFO	2011	592,000	0		n/a	1,606,260	327,080	173,400	60,945	2,759,685
	2010	574,500	0		n/a	1,761,600	568,755	119,200	31,758	3,055,813

G.A. Anderson	2012	471,000	0		n/a	983,440	194,288	486,200	7,028	2,141,956
Senior Vice President	2011	457,000	114,252	(5)	n/a	958,120	113,108	752,300	6,817	2,401,597
	2010	444,000	0		n/a	1,056,960	488,400	335,800	6,637	2,331,797

L. Walter	2012	472,469	0		n/a	983,440	132,366	86,900	36,756	1,711,931
Senior Vice President	2011	480,045	0		n/a	958,120	315,500	83,600	38,213	1,875,478
	2010	454,786	0		n/a	1,056,960	375,462	56,600	21,570	1,965,378

Z.W. Raley	2012	443,000	0		n/a	983,440	170,555	42,900	25,495	1,665,390
Senior Vice President	2011	426,000	0		n/a	958,120	46,860	37,600	36,339	1,504,919
	2010	410,000	0		n/a	1,056,960	270,600	22,800	20,376	1,780,736

(1)
With respect to Mr. Norwitt, Ms. Reardon and Messrs. Anderson, Raley and Walter, the amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards granted in the fiscal years ended December 31, 2012, 2011 and 2010. Assumptions used in the calculation of these amounts are included in Note 7—Equity; Stock-Based Compensation to the Company's 2012 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts in this column do not correspond to the actual value that may be recognized by the named executive officers when any such option awards are actually exercised.

(2)
The non-equity incentive plan compensation for 2012, 2011 and 2010 for all plan participants, including the named executive officers, was paid in January 2013, 2012 and 2011, respectively. See Performance-Based Incentive Plans on page 27.

(3)
In 2006, the Company amended its Pension Plan for Employees of Amphenol Corporation (the "Pension Plan") by freezing accruals effective December 31, 2006 for certain personnel below the age of 50 and/or with certain years of service with the Company. Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan (the "DC SERP") for those same individuals. Beginning in 2007, Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter are no longer accruing any additional benefits under the Pension Plan. Notwithstanding that their pension benefits were frozen effective December 31, 2006, there was a change in pension values for Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter of $16,600, $188,900, $86,900 and $42,900, respectively, because of changes in actuarial assumptions in 2012 as compared to 2011. The increase in pension value for each of Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter represents the increase in the actuarial present value of their respective benefits under the Pension Plan using the interest rate and mortality assumptions consistent with those used in Note 9—Benefit Plans and Other Postretirement Benefits to the financial statements included in the Company's 2012 Annual Report on Form 10-K. Mr. Anderson continues to accrue additional benefits under the Pension Plan but does not receive an employer contribution under the Amphenol 401(k) Plan nor does he participate in the DC SERP. Employer contributions to the 401(k) Plan and DC SERP are included as compensation under the "All Other Compensation" column.

(4)
"All Other Compensation" consists of the following:

Name	Year	Imputed Compensation for Group Life Insurance in Excess of $50,000 Net of Employee Payments ($)	Car & Driver ($)	401(k) Company Contribution ($)	DC SERP Company Contribution ($)	Total ($)

R.A. Norwitt	2012	2,172	20,399	12,500	72,250	107,321
	2011	2,098	21,625	12,250	80,335	116,308
	2010	2,052	21,073	12,250	31,750	67,125

D.G. Reardon	2012	3,229	0	12,500	34,354	50,083
	2011	3,126	0	12,250	45,569	60,945
	2010	3,033	0	12,250	16,475	31,758

G.A Anderson	2012	7,028	0	0	0	7,028
	2011	6,817	0	0	0	6,817
	2010	6,637	0	0	0	6,637

L. Walter	2012	2,153	0	12,500	22,103	36,756
	2011	2,084	0	12,250	23,879	38,213
	2010	2,020	0	12,250	7,300	21,570

Z.W. Raley	2012	1,002	0	12,500	11,993	25,495
	2011	959	0	12,250	23,130	36,339
	2010	876	0	12,250	7,250	20,376

(5)
Mr. Anderson was paid a special bonus of 25% of his base salary, or $114,252, in December 2011 in recognition of his efforts in leading the recovery of operations following the catastrophic flood which struck the Company's Sidney, New York military products factory in September 2011.

Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct certain compensation paid to the principal executive officer and certain other executive officers in excess of $1 million per year. However, certain performance-based compensation is not subject to such limitation. The Company's 2009 Executive Incentive Plan compensation is performance-based and is designed and is intended to qualify for such performance-based deductibility exception.

        The Board intends, to the extent practicable, to preserve deductibility of compensation paid to the Company's named executive officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment. The Board does not believe, however, that it would be in the best interests of the Company or its stockholders to restrict the Compensation Committee's discretion and flexibility to design compensation plans and arrangements that may result in non-deductible compensation expenses.

Employment Agreements

        In conjunction with accepting each stock option award, each of the named executive officers becomes party to a management stockholder's agreement with the Company which contemplates, among other things, that a terminated employee may be paid, at the Company's discretion, fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company dated March 22, 1999, the Company has agreed that if Mr. Walter is terminated, the Company is obligated to pay him lump sum severance equal to 100% of the base compensation he received in the twelve-month period preceding his termination, provided that no severance payment will be made to Mr. Walter if he voluntarily terminates his employment or if he is terminated for cause.

        Except as set forth above, Mr. Norwitt, Ms. Reardon and Messrs. Anderson, Raley and Walter are not parties to any employment agreements with the Company.

 Stock Option Plans

        The employee stock option plan is administered by the Compensation Committee of the Board. The Compensation Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award. While options remain outstanding under the 2000 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2000 Option Plan"), the only plan pursuant to which employees currently may be granted stock options is The 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the "2009 Option Plan"). The 2009 Option Plan was approved by stockholders at the 2009 Annual Meeting. The terms of the 2009 Option Plan and the terms of the 2000 Option Plan are substantially identical. See Stock Option Plans on page 30. These plans provide that only non-qualified options as defined in Section 422 of the Internal Revenue Code and purchase stock as defined in the option plans may be granted. No options can be granted at less than the fair market value of the Company's Common Stock on the date of the grant. The Company is not able to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants other than non-qualified options under the option plans, and stockholder approval is required for any further material amendments. Option awards vest in equal annual installments over a five-year period and have a ten-year term. In the event of a death or disability (as defined in the plans), assuming the minimum service requirements have been satisfied, a participant will immediately vest in all outstanding options. The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations.

        A total of 2,954,000 options were granted under the 2009 Option Plan in May 2012 at an exercise price of $53.26 to 414 employees of the Company including the named executive officers. An aggregate of 26,000 options at exercise prices ranging from $53.25 to $62.16 were also granted under the 2009 Option Plan in July, August and October 2012.

        Of the 16,000,000 shares of Common Stock reserved for issuance pursuant to the 2009 Option Plan, 5,026,370 shares are available for future option grants as of April 1, 2013. The 2009 Option Plan limits the number of options that may be granted to any one participant to not more than 3,000,000 options. On April 1, 2013 the market value per share of Common Stock was $73.52 (determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape.) The exercise prices of the 9,707,175 options outstanding as of April 1, 2013 under the 2009 Option Plan range from $32.01 to $62.16. The exercise prices of the 2,463,600 options outstanding as of April 1, 2013 under the 2000 Option Plan range from $15.08 to $49.56.

Repricing of Options/Granting of SARs

        During the last fiscal year, the Company did not reprice any options nor did it grant any SARs. The Company's 2000 Option Plan and 2009 Option Plan do not provide for the granting of SARs or any other stock-based grants.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2012

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
Name
		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #

R.A. Norwitt	1/25/12	0	930,000	1,860,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/24/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	330,000	53.26	4,270,200

D.G. Reardon	1/25/12	0	396,500	793,000	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/24/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	130,000	53.26	1,682,200

G.A. Anderson	1/25/12	0	259,050	518,100	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/24/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	76,000	53.26	983,440

L. Walter	1/25/12	0	259,858	519,716	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/24/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	76,000	53.26	983,440

Z.W. Raley	1/25/12	0	243,650	487,300	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/24/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	76,000	53.26	983,440

(1)
The amounts in the columns under the title Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the possible payouts under the Company's 2012 Management Incentive Plan. The 2012 Management Incentive Plan is a single-year plan with a single-year performance measure that became final and effective when approved by the Company's Board of Directors in January of 2012 and terminated December 31, 2012. This plan is described in more detail in Performance-Based Incentive Plans on page 27. The non-equity incentive plan compensation for 2012 for all plan participants including the named executive officers was paid in January 2013. Amounts actually paid to the named executive officers are indicated in the Summary Compensation Table on page 37.

(2)
The amounts in the column titled Full Grant Date Fair Value reflect the full grant date fair value of the option awards granted on May 24, 2012 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 7—Equity; Stock-Based Compensation to the Company's 2012 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts reflected in this column for the 2012 option grants do not correspond to the actual value that may be recognized by the named executive officers when these options are actually exercised.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

Name	Option Awards(1)							Stock Awards(2)

	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

R.A. Norwitt	68,000		0		n/a	26.8050	May 23, 2016	n/a	n/a	n/a	n/a
	120,000		0		n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	160,000		40,000	(3)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	288,000	(4)	192,000	(5)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	124,000		186,000	(6)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	59,000		236,000	(7)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	0		330,000	(8)	n/a	53.2600	May 24, 2022	n/a	n/a	n/a	n/a

D.G. Reardon	96,000	(9)	24,000	(3)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	120,000		80,000	(5)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	48,000		72,000	(6)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	22,800		91,200	(7)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	0		130,000	(8)	n/a	53.2600	May 24, 2022	n/a	n/a	n/a	n/a

G.A. Anderson	80,000		0		n/a	26.8050	May 23, 2016	n/a	n/a	n/a	n/a
	72,000		0		n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	56,000		14,000	(3)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	66,000		44,000	(5)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	28,800		43,200	(6)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	13,600		54,400	(7)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	0		76,000	(8)	n/a	53.2600	May 24, 2022	n/a	n/a	n/a	n/a

L. Walter	64,000		0		n/a	34.5500	May 23, 2017	n/a	n/a	n/a	n/a
	52,800		13,200	(3)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	66,000		44,000	(5)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	28,800		43,200	(6)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	13,600		54,400	(7)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	0		76,000	(8)	n/a	53.2600	May 24, 2022	n/a	n/a	n/a	n/a

Z.W. Raley	53,600		13,400	(3)	n/a	45.9500	May 21, 2018	n/a	n/a	n/a	n/a
	66,000		44,000	(5)	n/a	32.0100	May 20, 2019	n/a	n/a	n/a	n/a
	28,800		43,200	(6)	n/a	42.9900	May 26, 2020	n/a	n/a	n/a	n/a
	13,600		54,400	(7)	n/a	53.4800	May 25, 2021	n/a	n/a	n/a	n/a
	0		76,000	(8)	n/a	53.2600	May 24, 2022	n/a	n/a	n/a	n/a

(1)
All options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, subject to certain exceptions. Vesting of all unvested options would be accelerated upon death or disability of the option awardee. The Compensation Committee of the Board of Directors has the discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older or following termination of employment due to retirement at age 55 or older with at least ten (10) years of employment with the Company. Vesting stops immediately and all such unvested options are automatically forfeited upon termination of active employment under most other termination situations.

(2)
No stock awards are contemplated or provided for under the Company's stock option plans or any other plan administered by the Company.

(3)
Of this unvested portion of stock options, 100% is scheduled to vest on May 22, 2013.

(4)
145,000 of these 288,000 options are held by the Norwitt Family Trust.

(5)
Of this unvested portion of stock options, 50% is scheduled to vest on each of May 21, 2013 and May 21, 2014.

(6)
Of this unvested portion of stock options, 33% is scheduled to vest on each of May 27, 2013, May 27, 2014 and May 27, 2015.

(7)
Of this unvested portion of stock options, 25% is scheduled to vest on each of May 26, 2013, May 26, 2014, May 26, 2015 and May 26, 2016.

(8)
Of this unvested portion of stock options, 20% is scheduled to vest on each of May 25, 2013, May 25, 2014, May 25, 2015, May 25, 2016 and May 25, 2017.

(9)
60,000 of these 96,000 options are held by the Reardon Family Trust.

OPTION EXERCISES AND STOCK VESTED FOR THE 2012 FISCAL YEAR

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R.A. Norwitt	100,000	4,202,363	n/a	n/a
D.G. Reardon(2)	230,000	7,003,950	n/a	n/a
G.A. Anderson	70,000	2,571,401	n/a	n/a
L. Walter	97,200	4,012,284	n/a	n/a
Z.W. Raley	110,000	3,061,620	n/a	n/a

(1)
No stock awards are contemplated or provided for under the Company's employee stock option plans or any other employee plan administered by the Company.

(2)
Of the 230,000 options exercised, 110,000 were exercised and sold by the Reardon Family Trust. The value realized on the exercise of the 110,000 options by the trust was $3,011,874.

 PENSIONS AND DEFERRED COMPENSATION

Pension Plan

        Pension Plan Background.    Through December 31, 2006, the only retirement benefit funded by the Company was its pension plans. Prior to 1998, the Company and its U.S. subsidiaries maintained eight separate defined benefit pension plans covering substantially all employees of Amphenol Corporation and its U.S. subsidiaries. Effective December 31, 1997, these pension plans were merged into the Pension Plan for Employees of Amphenol Corporation (the "Plan"). The prior formulas for calculating pension benefits for employees from different operations were retained in different sections of the Plan. All the named executive officers participate in and their pension benefits are calculated under the Amphenol Plan Section, the LPL Plan Section, or the Sidney Salaried Plan Section of the Plan. Non-employee directors do not participate in the Plan, although Messrs. Loeffler and Jepsen participated in the Plan during their prior employment with the Company.

        In 2006, the Company amended the Plan by freezing accruals effective December 31, 2006 for certain personnel (referred to herein as the "non-grandfathered participants"). Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan for these non-grandfathered participants. Prior to 2007, the Company did not make any contributions to the Amphenol 401(k) Plan and the Company did not have a related non-qualified supplemental defined contribution plan.

        Non-grandfathered participants are salaried employees of Amphenol Corporation or one of its U.S. subsidiaries participating in the Plan who are not "grandfathered participants". "Grandfathered participants" are all salaried personnel of Amphenol Corporation or its U.S. subsidiaries participating in the Plan who as of December 31, 2006 were either: (i) age 50 or older with 15 or more years of service or (ii) who had 25 or more years of service. Of the five named executive officers, (i) Mr. Anderson is the only grandfathered participant and (ii) Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter are non-grandfathered participants.

        Mr. Anderson is a grandfathered participant who will continue to accrue incremental benefits under the Plan and the related SERP and will continue to be eligible to participate in the Amphenol 401(k) plan with no employer contributions. Additional benefit accruals for non-grandfathered participants in the Plan ceased effective January 1, 2007. The Plan freeze for non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter, does not affect any retirement benefit earned by such non-grandfathered participants under the Plan prior to January 1, 2007.

        The Company has a policy that prohibits granting extra years of credited service under the Plan.

        General Provisions of the Plan for Salaried Employees.    The Plan provides for annual pensions to certain salaried employees who complete five years of service with the Company. The normal retirement date under the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of either five or ten years of service, however, a participant's normal retirement benefit is reduced by as much as 50% if payment of retirement benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a reduced joint and survivor annuity for married participants).

        Details About the Amphenol Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Amphenol Plan Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Amphenol Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, excluding bonuses and incentive plan payments, during any five consecutive years of service with the Company or its participating divisions or affiliates during the ten calendar years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Amphenol Plan Section of the Plan is equal to the greater of: (i) 1.1% of the participant's final average pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30. In 2012, Mr. Norwitt was the only named executive officer in the Amphenol Plan Section of the Plan, although Mr. Norwitt's benefit was frozen as of December 31, 2006. Mr. Loeffler retired as of December 31, 2010 and is no longer a Company employee. Therefore, his benefits under the Plan are fixed as of his retirement. He does continue to serve the Company as Chairman of the Board. His monthly retirement benefit equals $6,761 from the Plan and $18,363 from the SERP. Mr. Loeffler is in the Amphenol Plan Section of the Plan.

        Details About the LPL Plan Section.    Prior to January 1, 2000, participants in the LPL Plan Section of the Plan were required to make contributions to the Plan. Since January 1, 2000, no participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the LPL Plan Section of the Plan as the participant's highest average annual total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any five consecutive years of service with the Company and its participating divisions or affiliates during the ten years of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the LPL Plan Section of the Plan is equal to 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25. In 2012, Ms. Reardon and Messrs. Raley and Walter were the only named executive officers in the LPL Plan Section of the Plan, although each of their benefits was frozen as of December 31, 2006. Mr. Jepsen retired as of December 31, 2006 and is no longer a Company employee. Therefore, his benefits under the Plan are fixed as of his retirement. He does continue to serve the Company on the Board. His monthly retirement benefit equals $4,708 from the Plan and $7,770 from the SERP. Mr. Jepsen is in the LPL Plan Section of the Plan.

        Details About the Sidney Salaried Plan Section.    The Company is required to make all contributions necessary to provide benefits payable under the Sidney Salaried Section of the Plan. No participant contributions are required or permitted.

        Retirement benefits are calculated based on final average pensionable compensation which is defined under the Sidney Salaried Section of the Plan as twelve times the participant's highest average monthly total compensation from the Company and its participating divisions or affiliates, including bonuses and incentive plan payments, during any sixty consecutive months of service with the Company and its participating divisions or affiliates during the 120 months of service preceding the participant's termination of employment. The annual normal retirement benefit for a participant in the Sidney Salaried Section of the Plan is equal to the greater of: (i) 2.0% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (0.5% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess o f 25 or (ii) $8 plus 0.75% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 30. In 2012, Mr. Anderson was the only named executive officer in the Sidney Salaried Section of the Plan.

        Mr. Anderson's Retirement Benefit Assuming He Elects Early Retirement.    Mr. Anderson meets the age and service requirements for early retirement under the Sidney Salaried Plan Section. If Mr. Anderson were to have elected early retirement as of December 31, 2012, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($10,308 per month payable from the Plan and $18,710 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Anderson's hypothetical early retirement date precedes his normal retirement date (i.e. 35 months). Using this formula, Mr. Anderson's early retirement benefit if he had elected early retirement as of December 31, 2012 would have been $8,304 per month payable from the Plan and $15,072 per month payable from the SERP.

        Supplemental Employee Retirement Plan.    Section 415 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $200,000 in 2012 and $205,000 in 2013. Section 401(a)(17) of the Internal Revenue Code currently limits the amount of compensation taken into account under a tax-qualified plan to $250,000 in 2012 and $255,000 in 2013. These limitations continue to be subject to future adjustment. The Company sponsors a SERP which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Internal Revenue Code limitations described above. Final average pensionable compensation under the SERP, however, is limited to 3.33 times the Section 401(a)(17) limitation beginning with 2007 pensionable compensation ($500,000 for years before 2007).

Pension Benefits for the 2012 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

R.A. Norwitt(3)	Pension Plan for Employees of Amphenol Corporation—Amphenol Plan Section	3.0	55,700	0

	Amphenol Corporation Supplemental Employee Retirement Plan	3.0	18,900	0

D.G. Reardon	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	17.5	560,600	0

	Amphenol Corporation Supplemental Employee Retirement Plan	17.5	538,800	0

G.A. Anderson	Pension Plan for Employees of Amphenol Corporation—Sidney Plan Section	38.3	1,359,600	0

	Amphenol Corporation Supplemental Employee Retirement Plan	38.3	2,481,600	0

L. Walter(4)	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	8.0	248,200	0

	Amphenol Corporation Supplemental Employee Retirement Plan	8.0	285,200	0

Z.W. Raley	Pension Plan for Employees of Amphenol Corporation—LPL Plan Section	7.0	146,800	0

	Amphenol Corporation Supplemental Employee Retirement Plan	7.0	48,200	0

(1)
Computed as of December 31, 2012, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2012 financial statements. Credited service was frozen as of December 31, 2006 for Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter.

(2)
Computed as of December 31, 2012, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2012 financial statements. Calculation of present value reflects FASB ASC Topic 715, "Compensation Retirement Benefits", expense assumptions described in Note 9—Benefit Plans and Other Postretirement Benefits to the Company's 2012 Annual Report on Form 10-K.

(3)
Although Mr. Norwitt had been employed with the Company or its subsidiaries for eight years as of December 31, 2006 when his credited service was frozen, he has only 3.0 years of credited service in the

  Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Norwitt was employed by Amphenol East Asia Limited, a Hong Kong subsidiary of the Company.

(4)
Although Mr. Walter had been employed with the Company or its subsidiaries for approximately 23 years when his credited service was frozen, he has only 8.0 years of credited service in the Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Plan and the SERP, Mr. Walter was employed by Amphenol Socapex SAS, a French subsidiary of the Company.

        Pension Plan and 401(k) Plan.    Prior to December 31, 2006, none of the named executive officers participated in a non-qualified defined contribution or other deferred compensation plan pursuant to which the Company made contributions. Prior to December 31, 2006, all salaried personnel of Amphenol Corporation and its subsidiaries which participate in the Plan had a retirement income program consisting of: (i) eligibility to participate in the Plan and (ii) the Company's qualified 401(k) savings plan, for which the Company did not make any contributions (the "Amphenol 401(k) Plan").

        In 2006, the Company amended this retirement income program by freezing accruals under the Plan effective December 31, 2006 for non-grandfathered participants and simultaneously implementing employer contributions to the Amphenol 401(k) Plan for non-grandfathered participants. Grandfathered participants continue to accrue incremental benefits under the Plan and to be eligible to participate in the Amphenol 401(k) plan with no employer contributions to the Amphenol 401(k) Plan.

        As part of these changes to the retirement income program, commencing January 1, 2007, non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter are provided a Company contribution to their Amphenol 401(k) Plan accounts equal to 2% of their covered earnings. No employee contribution is required for this 2% Company contribution. Covered earnings include base salary and incentive plan compensation. In addition, the Company matches 100% of the non-grandfathered employee's first 3% contribution of their covered earnings to his or her Amphenol 401(k) Plan account, including the accounts of Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter. During the first four years of a participant's employment with the Company, the employer allocation vests 25% per year for each year of service. After four full years of employment with the Company, the employer allocation is fully vested historically and on a going forward basis. Each of Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter are fully vested in all employer allocations.

        The Company also sponsors a non-qualified supplemental defined contribution plan, or DC SERP, effective January 1, 2007. Under the DC SERP, non-grandfathered participants, including Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter are credited with a 5% employer allocation on compensation in excess of the Internal Revenue Code Section 401(a)(17) limit, subject to a vesting schedule that requires the participant to complete five full years of service with the Company before the employee is entitled to the account balance which begins accumulating when employment commences. Eligible employees, including Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter are also permitted to defer up to 5% of his or her estimated compensation in excess of the Internal Revenue Code Section 401(a)(17) limit to his or her DC SERP account. A participant's election to defer compensation is made prior to the beginning of each year, and is binding for the applicable year. The participant concurrently selects the timing of the distribution of their deferred compensation. Distributions may occur upon termination of employment (including retirement or disability) or upon a specified future date while still employed (an "in-service distribution"), as elected by the participant. Each years' deferrals may have a separate distribution election. Distributions payable upon termination of employment may be elected as (i) a lump sum cash payment or (ii) a series of annual cash installments payable over a designated term between two and fifteen years. In-service distributions may be elected by the participant as a single lump sum cash payment or in annual cash payments over a term between two and fifteen years, in either case beginning not earlier than January of the year following the calendar year of the deferral. However, when no election regarding the timing and form of distribution is made, the distribution will be, upon separation from employment and in a lump sum. When the executive is a "key employee" for purposes of Section 409A of the Internal Revenue Code, any distribution payable on account of termination of employment will not occur until after six months following termination of employment. The named executive officers would be key employees for this purpose. Compensation deferred by participants and any matching contributions made by the Company are credited to a bookkeeping account that represents the Company's unsecured obligation to repay the participant in the future. Participants elect to allocate deferred and matching contributions among one or more hypothetical investment options. Participants can change hypothetical investment options at their discretion, except that so-called "round-trip" transactions (i.e., trading from one fund to another, and then back to the original fund within 30-days) are not permitted. Eligible compensation permitted to be deferred under the DC SERP program includes base salary and non-equity incentive plan compensation.

Nonqualified Deferred Compensation for the 2012 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last Fiscal Year-End ($)(4)

R.A. Norwitt	72,100	72,250	75,906	33,031	606,452
D.G. Reardon	34,354	34,354	73,551	n/a	481,566
G.A. Anderson	n/a	n/a	n/a	n/a	n/a
L. Walter	0	22,103	4,858	17,872	58,138
Z.W. Raley	13,165	11,993	28,835	n/a	211,752

(1)
The amounts in the column titled "Registrant Contributions in Last Fiscal Year" reflect the Company's allocation to the DC SERP for the benefit of Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter, respectively, and are included in the amounts in the table "All Other Compensation" under footnote (4) on page 38 and in the Summary Compensation Table on page 37. Mr. Anderson is not eligible to participate in the DC SERP.

(2)
The amounts in the column titled "Aggregate Earnings in Last Fiscal Year" reflect the notational earnings of Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter in the DC SERP determined by tracking the increase in value in the bookkeeping account of the hypothetical investment options selected by each of Mr. Norwitt, Ms. Reardon and Messrs. Raley and Walter for current year and prior year deferred and matching contributions. These notational earnings are not included in the Summary Compensation Table on page 37 because such notational earnings relate to the increase in value of compensation the individual elected to defer and such increase is based on market rates that are determined by reference to mutual funds.

(3)
Mr. Norwitt had a pre-scheduled distribution on July 16, 2012. Mr. Walter had a pre-scheduled distribution on January 17, 2012.

(4)
The amounts in the column titled "Aggregate Balance at Last Fiscal Year-End" reflect the notational amounts in each named executive officer's DC SERP as of the last day of the 2012 fiscal year. The following table indicates the portion of the Aggregate Balance that was reported as compensation in the Summary Compensation Table in the Company's prior year proxy statements since the DC SERP was initiated in January 2007 (or would have been reported had the executive been a named executive officer in those years). The distributions from the DC SERP made to Messrs. Norwitt and Walter have not been subtracted from the amounts below.

Name	Amounts That Were Reported As Compensation in Prior Year Proxy Statements ($)
R.A. Norwitt	190,431
D.G. Reardon	151,856
G.A. Anderson	0
L. Walter	77,955
Z.W. Raley	70,390

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 50 to 52. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time and are estimates of the amounts which would have been paid out to the named executive officers in connection with their termination. The actual amounts to be paid out can only be determined in the event of and at the time of such executive's separation from the Company.

        Payments Made Upon Termination.    Regardless of the manner in which a named executive officer's employment is terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts might include:

  •
  unused vacation pay;

  •
  amounts accrued and vested through the Company's retirement plans;

  •
  statutory entitlements; and

  •
  non-equity incentive compensation relating to the fiscal year.

        Payments Made Upon Retirement.    The Board has the discretion to decide if options awarded will continue to vest following normal retirement at age 65 or upon early retirement at or after age 55 with more than 10 years of service. None of the named executive officers is currently eligible for normal retirement. Mr. Anderson is eligible for early retirement with more than 10 years of service. The disclosure in the tables on pages 50 to 52 for normal retirement and for early retirement assumes that the named executive officers were eligible to retire and that the Board has exercised its discretion to continue vesting of all unvested options.

        Payments Made Upon Involuntary Not for Cause Termination.    In the event of involuntary not for cause termination of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, the Board has the discretion to decide if options awarded that are not vested at the time of such termination shall vest and the terms of such vesting. The disclosure in the tables below for involuntary not for cause termination assumes that the Board has exercised its discretion to continue vesting of all such options.

        Payments Made Upon a Change in Control.    Immediately prior to a change in control, all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable at the discretion of the Board. A change in control is deemed to occur if there is a sale of all or substantially all of the assets of the Company or there is an acquisition of more than 50% of the Common Stock of the Company by a person or group. The disclosure in the tables below relating to Involuntary for Good Reason Termination (Change-in-control) assumes that the Board has exercised its discretion to cause all shares to vest.

        Payments Made Upon Death or Disability.    In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading "Payments Made Upon Termination" above, he or she will receive benefits under the Company's disability plan and/or payments under the Company's Group Term Life Insurance plan, as appropriate. In the event of death or disability as defined in the Company's Option Plans, assuming the minimum service requirements have been satisfied, he or she will also immediately vest in all outstanding options.

        Health Care Benefits.    The Company does not currently offer any employee, including any named executive officers, any enhanced health care benefits on termination for any reason.

R. Adam Norwitt Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	1,023,000	1,023,000	1,023,000	1,023,000	0	1,023,000	1,023,000	1,023,000
Pay for covenant not to compete(2)	930,000	930,000	930,000	930,000	930,000	930,000	930,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	465,000	0
Vesting of stock options(4)	0	17,487,660	17,487,660	17,487,660	0	17,487,660	17,487,660	17,487,660

(1)
This is the amount actually paid to Mr. Norwitt in January 2013 pursuant to the 2012 Management Incentive Plan. Assuming a termination event as of December 31, 2012, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Norwitt's annual base salary at December 31, 2012 was $930,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $465,000 is based on Mr. Norwitt's annual base salary at December 31, 2012 and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2012 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $64.70 on December 30, 2012.

Diana G. Reardon Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	436,150	436,150	436,150	436,150	0	436,150	436,150	436,150
Pay for covenant not to compete(2)	610,000	610,000	610,000	610,000	610,000	610,000	610,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	305,000	0
Vesting of stock options(4)	0	7,138,784	7,138,784	7,138,784	0	7,138,784	7,138,784	7,138,784

(1)
This is the amount actually paid to Ms. Reardon in January 2013 pursuant to the 2012 Management Incentive Plan. Assuming a termination event as of December 31, 2012, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Ms. Reardon's annual base salary at December 31, 2012 was $610,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $305,000 is based on Ms. Reardon's 2012 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2012 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $64.70 on December 30, 2012.

Gary A. Anderson Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	194,288	194,288	194,288	194,288	0	194,288	194,288	194,288
Pay for covenant not to compete(2)	471,000	471,000	471,000	471,000	471,000	471,000	471,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	235,500	0
Vesting of stock options(4)	0	4,118,540	4,118,540	4,118,540	0	4,118,540	4,118,540	4,118,540

(1)
This is the amount actually paid to Mr. Anderson in January 2013 pursuant to the 2012 Management Incentive Plan. Assuming a termination event as of December 31, 2012, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Anderson's annual base salary at December 31, 2012 was $471,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $235,500 is based on Mr. Anderson's December 31, 2012 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2012 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $64.70 on December 30, 2012.

Luc Walter Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment(1)	0	0	0	472,469	0	472,469	0	0
Incentive plan compensation(2)	132,366	132,366	132,366	132,366	0	132,366	132,366	132,366
Pay for covenant not to compete(3)	472,469	472,469	472,469	472,469	472,469	472,469	472,469	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(4)	0	0	0	0	0	0	236,235	0
Vesting of stock options(5)	0	4,103,540	4,103,540	4,103,540	0	4,103,540	4,103,540	4,103,540

(1)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, Mr. Walter would be entitled to a lump sum severance pay equal to base compensation paid in the last twelve months.

(2)
This is the amount actually paid to Mr. Walter in January 2013 pursuant to the 2012 Management Incentive Plan. Assuming a termination event as of December 31, 2012, this amount would have only been paid upon approval by the Compensation Committee.

(3)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Walter's annual base salary at December 31, 2012 was $472,469. Payments are made in the form of salary continuation.

(4)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $236,235 is based on Mr. Walter's December 31, 2012 base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(5)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2012 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $64.70 on December 30, 2012.

Zachary W. Raley Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination ($)	For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in- control) ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	170,555	170,555	170,555	170,555	0	170,555	170,555	170,555
Pay for covenant not to compete(2)	443,000	443,000	443,000	443,000	443,000	443,000	443,000	0
Accrued vacation pay	0	0	0	0	0	0	0	0
Company funded disability(3)	0	0	0	0	0	0	221,500	0
Vesting of stock options(4)	0	4,107,290	4,107,290	4,107,290	0	4,107,290	4,107,290	4,107,290

(1)
This is the amount actually paid to Mr. Raley in January 2013 pursuant to the 2012 Management Incentive Plan. Assuming a termination event as of December 31, 2012, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Raley's annual base salary at December 31, 2012 was $443,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $221,500 is based on Mr. Raley's 2012 end of year base salary and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2012 based on the closing price of the Company's Common Stock on the New York Stock Exchange of $64.70 on December 30, 2012.

PROPOSAL 3. ADVISORY VOTE ON
COMPENSATION OF NAMED EXECUTIVE OFFICERS

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking stockholders to approve the following advisory resolution at the 2013 Annual Meeting:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        The Board recommends a vote FOR this resolution because it believes that the compensation policies and practices of the Company described in the Compensation Discussion and Analysis are effective in helping to achieve the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executive officers' long-term interests with those of the stockholders and motivating the executive officers to remain with the Company for long and productive careers.

        Stockholders are urged to read the Compensation Discussion and Analysis beginning on page 25 of this Proxy Statement, as well as the 2012 Summary Compensation Table and related compensation tables and narrative, appearing on pages 37 through 52 which provide detailed information on the Company's compensation policies and practices and the compensation of the Company's named executive officers.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the Company's executive compensation program on an ongoing basis. The Board has adopted a policy of providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will occur at the Company's 2014 Annual Meeting of Stockholders.

        At the 2012 Annual Meeting of Stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 97% of the shares voted being cast in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY
RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company has adopted a written policy for the review and approval of transactions and arrangements between the Company and the Company's current directors, director nominees, current executive officers, greater than five percent stockholders, and their immediate family members. All transactions, regardless of amount, are required to be reported to and reviewed by the General Counsel of the Company who is required to report the results of his review to the Board or non-management members of the Board, as appropriate. Following this review, the Board would determine whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether any such transaction is on terms no less favorable to the Company than those available with unrelated third parties and the related person's interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person must be disclosed in the Company's Proxy Statement.

        A brother of Luc Walter, Senior Vice President and Group General Manager, International Military and Aerospace Operations, is employed at a foreign subsidiary of the Company. In 2012, Mr. Walter's brother received total compensation of less than $150,000, including salary, bonus/incentive plan compensation and stock options. This amount is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at the Company and its subsidiaries. This employment relationship was reviewed and ratified in accordance with the Company's policy.

        No other related party transactions were identified during or subsequent to 2012 where the amount involved exceeded $120,000. As such, there are no other transactions to be reported in this Proxy Statement.

STOCKHOLDER PROPOSALS

        Any stockholder desiring to include a proposal in the Company's 2014 Proxy Statement must submit such proposal to the Company. Such proposals must be received by the Company no later than the close of business on December 30, 2013 and must satisfy the requirements under the applicable rules of the SEC. If mailed, proposals should be sent by Certified Mail-Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

        Stockholders of the Company are also entitled by the Company's By-Laws to bring business before the Annual Meeting, including matters not specified in the notice of meeting (other than proposals submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), by giving timely notice to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. Timely notice can be effected by delivering notice that satisfies either of the following time frames. Notice must be delivered not less than 60 days nor more than 90 days prior to the annual meeting, i.e., notice should have been received by the Company no earlier than February 21, 2013 and no later than March 22, 2013. Alternatively, if less than 70 days notice of the meeting has been given to stockholders, as is the case with the 2013 Annual Meeting, notice of the stockholder's proposal must be received by the Company no later than the tenth day following the mailing of the Proxy Statement. Accordingly, such a notice must be received by the Company by May 9, 2013, and must conform to the requirements of the Company's By-Laws, which stipulate that the proposal must include (i) a description of the business to be brought before the meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and record address of the stockholder together with the number of shares beneficially owned and (iv) a description of any material interest of the stockholder in such business.

        Under the current rules of the SEC, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $2,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

        A stockholder has given the Company notice of his intention to introduce the following proposal for consideration and action by the stockholders at the Annual Meeting. The stockholder proposal may contain assertions about the Company and its directors that the Company believes are incorrect. The Board has not attempted to refute these assertions and the Company has not corrected any errors in the stockholder proposal.

        The Company will provide the name, address and share ownership of the stockholder proponent upon request.

 PROPOSAL 4. STOCKHOLDER PROPOSAL FOR SPECIAL SHAREOWNER MEETING RIGHT

4—Special Shareowner Meeting Right

        RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call a special shareowner meeting.

        This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board's current power to call a special meeting.

        Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. Shareowner input on the timing of shareowner meetings is especially important when events unfold quickly and issues may become moot by the next annual meeting. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

        This proposal should also be evaluated in the context of our Company's overall corporate governance as reported in 2012:

        GMI/The Corporate Library and independent investment research firm, expressed concern about the qualifications of our directors and our executive pay.

        Of our eight member board, one director was CEO Adam Norwitt, another director was Chairman (and former CEO) Martin Loeffler, while a third director, Edward Jepsen, was a former Executive Vice President. This meant that nearly half of our board was composed of current or former executives. Furthermore, Lead Director and nomination committee chairman Andrew Lietz, 73, was long-tenured with over a decade of tenure, signaling possible succession planning concerns. Plus Mr. Jepsen was on our audit and executive pay committees. Ronald Badie, involved with the Integrated Electrical Services bankruptcy, was also on our audit committee.

        For the third straight year the only equity given to our highest paid executives continued to be stock options—295,000 options worth $4 million for our CEO—that simply vest over time without job performance requirements. Equity pay should have job performance requirements to align with shareholder interests and market-priced stock options could provide rewards due to a rising market alone, regardless of an executive's job performance. Our executive pay committee had the discretion to increase annual incentive pay based on its subjective assessment, which undermined pay for performance. Our company had not yet implemented clawback provisions to recoup unearned executive pay due to fraud and there were no executive stock ownership guidelines.

        Please vote to protect shareholder value:

Special Shareowner Meeting Right—Proposal 4

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

Board's Recommendation Against Stockholder Proposal

        The Board has and will continue to encourage and consider stockholder input in the Company's corporate governance practices. The Board has carefully considered the above proposal and believes that it is not in the best interests of stockholders. Consequently, the Board unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

        The Board believes that it is not in the best interests of stockholders or the Company to enable holders of only 10% of our outstanding common stock, regardless of the amount of time that such shares have been held, to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. The proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve such group's narrow self-interests at the expense of the majority of the stockholders and the Company. For example, event-driven hedge funds or other activists may pursue a special meeting with the goal of being disruptive to the Company's business or to propose issues that facilitate their own short-term focused exit strategies. This concern is heightened if stockholders who may have a perspective substantially different from a majority of the stockholders could borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting. The Board and the Company believe that a special meeting should be held to cover extraordinary events only when fiduciary, strategic, significant transactional or similar considerations dictate that the matter be addressed on an expeditious basis, rather than waiting for the next annual meeting.

        A special meeting also imposes real significant burdens on the Company, consuming substantial management, legal, administrative and financial resources, not limited to third-party expenditures associated with preparing required disclosure documents, printing and mailing costs. Giving holders of as little as 10% of our outstanding common stock, including a number of small stockholders who in the aggregate reach the 10% level, the unlimited power to call a special meeting opens the door to potential abuse and waste of corporate resources, can be disruptive to the Company's operations and can divert the focus of the Board and members of executive and senior management from managing the Company in an effective manner. It is not in the best interest of the Company for as little as 10% of the Company's stockholders to cause the Company to expend significant resources to call a special meeting and possibly an unlimited number of special meetings on topics that an overwhelming majority of stockholders have little or no interest in.

        The Company is incorporated in Delaware and its laws require that major corporate actions, such as a merger or a sale of substantially all of our assets, be approved by at least a majority of stockholders. It is difficult to see how lowering the threshold to permit holders of 10% of outstanding common stock to call special meetings of stockholders would address the perceived concerns of the proponent. Consequently, because Delaware law provides stockholders with the ability to vote on major corporate actions and the proponent does not provide any other compelling reason to change the current requirement for holding a special meeting, the Board does not believe this proposal is in your or the Company's best interests.

        The Company is committed to good governance practices and has demonstrated accountability and responsiveness to the views and concerns of stockholders. The Company maintains open lines of communication with large and small stockholders, financial analysts and stockholder advisory services regarding important issues relating to the Company's business and governance. Stockholders are able to communicate directly with the Board, as described under the heading "Communications with the Board" in this Proxy Statement, and can use the Company's annual meeting to communicate their concerns to other stockholders, the Board, and management, including through the submission of stockholder proposals (such as this one). For example, prior to the 2012 Annual Meeting, the Company received stockholder proposals requesting declassification of the Board and the elimination of supermajority voting provision. Consequently, the Company submitted proposed changes to its Certificate of Incorporation and Bylaws at the 2012 Annual Meeting to effect these changes. A majority of the votes cast at that meeting approved of the Company's proposed changes. Stockholders can also use our annual meetings to communicate their concerns by raising issues from the floor of the meeting.

        It should be noted that stockholder approval of this proposal would not in itself implement a stockholder right to call special meetings. Approval of the proposal would only advise the Board that a majority of stockholders voting at the meeting supports the proposal.

        After careful consideration of this proposal, the Board has determined that it is not in the best interests of the stockholders or the Company to allow holders of only 10% of our outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4

GENERAL AND OTHER MATTERS

        At the date of this Proxy Statement, the Company knows of no business that will be brought before the 2013 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        All costs of the solicitation of proxies will be borne by the Company including the expense of preparing, printing, assembling and mailing this proxy soliciting material. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out of pocket expenses for forwarding proxy and solicitation materials to stockholders. The Company has engaged the firm of Georgeson Inc. to assist in the distribution of this Notice of 2013 Annual Meeting and Proxy Statement and will pay Georgeson its out-of-pocket expenses for such services. Georgeson Inc. has also been retained to assist in soliciting proxies for a fee not expected to exceed $13,000, plus distribution costs and other costs and expenses. Proxies may be solicited personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2012 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Company's 2012 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com by clicking on "Investors" and then "Financial Reports".

        In addition, printed copies of the Company's most current Governance Principles, its Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors will be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530. The Principles, Code and Charters are also available from the Company's website at www.amphenol.com by clicking on "Investors", then "Governance", then the desired Principles, Code or Charter.

        If you need directions to attend the Annual Meeting and vote in person, please call 203-265-8638.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Edward C. Wetmore
Vice President, Secretary and General Counsel

April 29, 2013

AMPHENOL CORPORATION
AUDIT COMMITTEE CHARTER

I.
PURPOSE

        The Audit Committee shall provide assistance to the Board of Directors in its oversight of:

  (i)
  The quality and integrity of the Company's consolidated financial statements and its internal control over financial reporting;

  (ii)
  The Company's compliance with legal and regulatory requirements affecting financial reporting;

        (iii)  The qualifications, independence and performance of the independent auditors;

        (iv)  The audits of the Company and its subsidiaries; and

         (v)  The performance of the Company's internal audit function.

II.
STRUCTURE AND OPERATIONS

Composition and Qualifications

        The Committee shall consist of a minimum of three members, each of whom is determined by the Board to be "independent" under the rules of the New York Stock Exchange. All members of the Committee shall have sufficient financial experience and ability to discharge their responsibilities, and at least one member of the Committee shall be an "audit committee financial expert" as defined by the SEC.

        No member of the Committee may serve simultaneously on the Audit Committee of more than two other public companies.

Compensation

        No member of the Committee shall receive compensation other than fees and regular benefits for service as a director of the Company, including reasonable compensation for serving on the Committee.

Appointment and Removal

        The members of the Committee shall be appointed by the Board and may be removed, with or without cause, by the Board at its discretion.

III.
MEETINGS

        The Committee shall meet with the independent auditors and senior management of the Company at least twice a year to review the scope of the annual audit, the audit plan and audit results and to review and discuss risk management and such other matters as the Committee, in consultation with senior management of the Company, deems to be necessary and appropriate. The Committee shall also meet with the independent auditors and senior management on a quarterly basis to review the Company's quarterly earnings press releases, including the press release reporting full year results, and financial statements related thereto. At each meeting the Committee shall meet privately with the independent auditors and separately in executive session. The Committee shall meet more frequently as circumstances dictate. Members of the Committee shall meet separately as necessary and appropriate with senior management, including employees responsible for the internal audit function, financial reporting, treasury, risk management, taxes and information technology and the independent auditors of the Company.

IV.
RESPONSIBILITIES AND DUTIES

        The Committee shall carry out its responsibilities and duties as delegated to it by the Board from time to time. The Committee shall perform its functions as required by applicable laws, rules and regulations including, without limitation, the Sarbanes-Oxley Act and the rules and regulations of the SEC, the New

York Stock Exchange and the Public Company Accounting Oversight Board. In the performance of its duties, the Committee shall have the authority to retain and authorize payment of outside legal, accounting and/or other advisors.

Documents/Reports Review

  1.
  The Committee shall review with management and the independent auditors, reports on the evaluation of the Company's internal control over financial reporting and, prior to public dissemination, the Company's annual audited financial statements and unaudited quarterly financial statements to be included in the Company's Form 10-K and 10-Q filings and the related disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Committee shall recommend to the Board whether the Company's annual audited financial statements should be included in the Company's Annual Report on Form 10-K.

  2.
  The Committee shall review with management and the independent auditors, prior to public dissemination, the Company's earnings press releases, including supporting financial information, and shall review any financial information and earnings guidance to be provided to analysts and rating agencies not previously included in earnings press releases or otherwise disclosed to the Committee or to the full Board of Directors of the Company. The Committee's review of earnings press releases shall specifically include, as necessary, review of the use of any "pro-forma" or "adjusted" non-GAAP information.

Independent Auditors

  1.
  The Committee shall select, engage, evaluate and replace, if deemed necessary, the independent auditors. The Committee shall approve all audit engagement fees and terms. The Committee shall also pre-approve all permissible tax and other non-audit services, including fees and terms for such permissible tax and other non-audit services.

  2.
  The Committee shall review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review, the Committee shall:

  a.
  Take into account the opinions of senior management and other personnel responsible for internal control over financial reporting and internal audit functions of the Company;

  b.
  Review a report by the independent auditors describing: (i) the firm's internal quality-control procedures; (ii) any material issues raised by the internal quality control review or peer review of the independent auditor within the five preceding years, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years and any steps taken by the independent auditors to deal with any such issues; and (iii) all relationships between the independent auditors and the Company and any other relationships that may affect the auditors' independence;

  c.
  Ensure the rotation of the lead audit partner at least every five (5) years as well as the rotation of other partners as required.

  3.
  The Committee shall review and approve the proposed scope of the annual audit of the Company's financial statements, any material changes in the actual scope of the audit and the evaluation of the Company's internal controls for financial reporting.

  4.
  The Committee shall review and discuss with the Company's independent auditors any other matters, as required and appropriate, to sustain a constructive dialogue about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting.

Internal Audit Function

  1.
  The Committee shall review with the Chief Financial Officer and/or such others as the Committee deems appropriate, the Company's internal system of audit of financial controls, the results of internal audits and the procedures for maintaining the adequacy and effectiveness of internal controls.

Financial Reporting Process and Accounting Principles

  1.
  The Committee shall review with senior management and the independent auditors, at least annually, the integrity of the Company's financial reporting processes, both internal and external, and the selection and quality of the Company's accounting principles.

  2.
  The Committee shall review with the independent auditors and senior management as necessary and appropriate (i) the effect of critical accounting policies and practices; (ii) significant estimates and judgments; and (iii) applicable regulatory and accounting standards and principles, as well as any off-balance sheet structures, on the financial statements of the Company.

  3.
  The Committee shall review with the independent auditors (i) any audit problems or other difficulties encountered by the auditors in the course of the audit process, and (ii) management's responses to such matters. The Committee shall also review with the independent auditors (i) accounting adjustments that were noted or proposed by the auditors but were determined by management to be immaterial, (ii) material alternative treatments of financial information within GAAP that have been discussed with management, the ramifications of the use of such alternative disclosure and treatments and the treatment preferred by the independent auditors, (iii) reports on the evaluation of the Company's internal controls for financial reporting, (iv) material written communications between the independent auditors and management; including, but not limited to any "management" or "internal control" letter issued by the independent auditors to the Company; and (v) the responsibilities, budget and staffing of the Company's internal audit function.

Legal Compliance/General

  1.
  The Committee shall discuss with senior management and the independent auditors the Company's guidelines and policies with respect to risk assessment and risk management, including major financial risk exposures, as well as the steps taken by management to monitor and mitigate any known risk. Senior management remains primarily responsible for assessing and managing the Company's exposure risk.

  2.
  The Committee shall set clear hiring policies for employees or former employees of the Company's independent auditors.

  3.
  The Committee shall establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Reports

  1.
  The Committee shall prepare a Report of the Audit Committee on an annual basis for inclusion in the Company's Proxy Statement.

V.
REPORTS TO BOARD, ANNUAL PERFORMANCE EVALUATION AND REVIEW OF CHARTER

The Committee shall report its recommendations to the Board as necessary and appropriate. The Committee shall report to the Board the results of an annual performance self-evaluation. The Committee shall also conduct an annual review of the adequacy of this Charter and recommend any proposed changes to the Board for approval.

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 22, 2013

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 22, 2013: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2012 are available at www.edocumentview.com/APH.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MYDG + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. IMPORTANT ANNUAL MEETING INFORMATION 1 U P X 2. Ratification of Deloitte & Touche LLP as independent public accountants of the Company. 3. Advisory vote to approve compensation of named executive officers. The Board of Directors recommends a vote AGAINST Proposal 4. For Against Abstain 4. A stockholder proposal for special shareowner meeting right. B Non-Voting Items Change of Address — Please print new address below. 01 - Stanley L. Clark 02 - David P. Falck 1. Election of six Directors for terms indicated in the Proxy Statement.For Against Abstain 03 - Edward G. Jepsen 04 - Andrew E. Lietz 05 - Martin H. Loeffler 06 - John R. Lord MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMM 1 6 2 2 1 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2013 Annual Meeting and Proxy Statement dated April 29, 2013 in connection with the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on May 22, 2013 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt and Diana G. Reardon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION (the “Company”) registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present, including discretionary authority to vote on any matters properly presented for consideration at the Annual Meeting. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement. SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. Proxy — Amphenol Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MYEG + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + IMPORTANT ANNUAL MEETING INFORMATION 1 U P X A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 3. Advisory vote to approve compensation of named executive officers. The Board of Directors recommends a vote AGAINST Proposal 4. For Against Abstain 4. A stockholder proposal for special shareowner meeting right. 1. Election of six Directors for terms indicated in the Proxy Statement. 2. Ratification of Deloitte & Touche LLP as independent public accountants of the Company. 01 - Stanley L. Clark 02 - David P. Falck For Against Abstain 03 - Edward G. Jepsen 04 - Andrew E. Lietz 05 - Martin H. Loeffler 06 - John R. Lord MMMMMMMMMMMM 1 6 2 2 1 0 2 MMMMMMMMM

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q . Proxy — Amphenol Corporation The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2013 Annual Meeting and Proxy Statement dated April 29, 2013 in connection with the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on May 22, 2013 at the Corporate Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt and Diana G. Reardon, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION (the “Company”) registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment and adjournments thereof, with all the powers the undersigned would have if personally present, including discretionary authority to vote on any matters properly presented for consideration at the Annual Meeting. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement. SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.